Exhibit 99.2

Index to Consolidated Financial Statements

of 1st Constitution Bancorp

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

1st Constitution Bancorp

Cranbury, New Jersey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of 1st Constitution Bancorp (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2019, the Company adopted Accounting Standards Codification Topic 842, Leases (Topic 842).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses

As described in Notes 1 and 5 to the Company’s consolidated financial statements, the Company maintains an allowance for loan losses at a level sufficient to absorb estimated credit losses in the loan portfolio as of the date of the financial statements. The Company’s allowance for loan losses (ALL) related to loans collectively evaluated for impairment was $13.5 million of a total allowance for loan losses of $15.6 million at December 31, 2020. The ALL estimate consists of both quantitative and qualitative factors. Significant judgment is used by management to determine the effect of the qualitative factors on the estimation of inherent losses for loans that are collectively evaluated for impairment.

We identified the qualitative factors used to estimate the ALL for loans that are collectively evaluated for impairment as a critical audit matter. The estimate of the ALL for these loans was sensitive to certain qualitative factors, including local and national economic trends, which include COVID-19 considerations. Auditing these qualitative factors required a high degree of auditor judgment and an increased extent of audit effort due to uncertainty caused by the inherent uncertainties related to the state of the economy.

The primary procedures we performed to address this critical audit matter included:

•

Assessing the design and testing the operating effectiveness of controls over Company’s estimate of the ALL for loans that are collectively evaluated for impairment, including controls over management’s review of the significant assumptions and the completeness and accuracy of data used to develop the qualitative factors described above.

•

Assessing the reasonableness of the Company’s assumptions about credit quality due to changes in local and national economic trends, including the impact of COVID-19, by (i) assessing whether the assumptions reflected relevant considerations and were reasonable for the purpose used and (ii) verifying the accuracy and relevance of the data used in developing the assumptions.

•	Evaluating data used in developing the qualitative factors by comparing the data to other third-party data available in the Company’s geography, and evaluating any contradictory evidence identified.

Goodwill Impairment Assessment

As described in Notes 1 and 9 to the Company’s consolidated financial statements, the Company’s goodwill balance was $34.7 million as of December 31, 2020, which is allocated to the Company’s single reporting unit. Goodwill is tested for impairment on an annual basis, or more often if events and circumstances indicate that there may be impairment. During each of the periods ended March 31, 2020 and June 30, 2020, the Company concluded that a triggering event occurred due to a decline in the Company’s stock price and market capitalization as a result of the COVID-19 pandemic. At September 30, 2020, the Company performed its annual goodwill impairment test. No impairment charges were recorded as a result of the Company’s interim and annual impairment tests. The Company estimates the fair value of its reporting unit using an income approach.

We identified the estimate of the fair value of the Company’s reporting unit as part of the interim and annual impairment assessments as a critical audit matter. The principal considerations for our determination are: (i) the fair value estimate was sensitive to changes in the significant assumptions, including those used to develop the projected cash flows, the discount rate and the terminal growth rate and (ii) the audit effort involved the use of personnel with specialized skill and knowledge. The significant assumptions which reflect expectations about future economic conditions were especially challenging to test and required significant auditor judgment due to the inherent uncertainties related to the COVID-19 pandemic.

The primary procedures we performed to address this critical audit matter included:

•

Assessing the design and testing the operating effectiveness of controls over the Company’s estimate of the fair value of its reporting unit, including controls over management’s review of the significant assumptions described above.

•	Evaluating the reasonableness of the significant assumptions used in the projected cash flows by comparing them to historical results and market data and considering the effect of COVID-19.

•

Utilizing personnel with specialized skill and knowledge in valuation to assist in (i) assessing the appropriateness of the valuation method and implied control premium and (ii) evaluating the reasonableness of the discount rate and terminal growth rate.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2013.

Philadelphia, Pennsylvania

March 15, 2021

1ST CONSTITUTION BANCORP

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

(Dollars in Thousands, except share data)

	2020	2019
ASSETS
Cash and due from banks	$3,661	$2,547
Interest-earning deposits	18,334	12,295

Total cash and cash equivalents	21,995	14,842
Investment securities:
Available for sale, at fair value	125,197	155,782
Held to maturity (fair value of $95,640 and $78,223 at December 31, 2020 and 2019, respectively)	92,552	76,620

Total investment securities	217,749	232,402

Loans held for sale	29,782	5,927

Loans	1,433,706	1,216,028
Less: allowance for loan losses	(15,641)	(9,271)

Net loans	1,418,065	1,206,757
Premises and equipment, net	14,345	15,262
Right-of-use assets	16,548	17,957
Accrued interest receivable	5,273	4,945
Bank-owned life insurance	37,316	36,678
Other real estate owned	92	571
Goodwill and intangible assets	36,003	36,779
Other assets	9,741	14,142

Total assets	$1,806,909	$1,586,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest bearing	$425,210	$287,555
Interest bearing	1,137,629	989,807

Total deposits	1,562,839	1,277,362
Short-term borrowings	9,825	92,050
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	851	1,592
Lease liability	17,387	18,617
Accrued expense and other liabilities	9,793	7,506

Total liabilities	1,619,252	1,415,684

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,293,535 and 10,224,974 shares issued and 10,245,826 and 10,191,676 shares outstanding as of December 31, 2020 and 2019, respectively	111,135	109,964
Retained earnings	75,201	60,791
Treasury stock, 47,709 and 33,298 shares at December 31, 2020 and 2019, respectively.	(611)	(368)
Accumulated other comprehensive income	1,932	191

Total shareholders’ equity	187,657	170,578

Total liabilities and shareholders’ equity	$1,806,909	$1,586,262

The accompanying notes are an integral part of these consolidated financial statements.

1ST CONSTITUTION BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except per share data)

	2020	2019	2018
INTEREST INCOME
Loans, including fees	$63,808	$53,537	$45,202
Securities:
Taxable	3,289	4,710	4,024
Tax-exempt	1,942	1,667	1,989
Federal funds sold and short-term investments	107	176	258

Total interest income	69,146	60,090	51,473

INTEREST EXPENSE
Deposits	9,981	11,094	6,511
Borrowings	228	912	836
Redeemable subordinated debentures	434	748	694

Total interest expense	10,643	12,754	8,041

Net interest income	58,503	47,336	43,432

PROVISION FOR LOAN LOSSES	6,698	1,350	900

Net interest income after provision for loan losses	51,805	45,986	42,532

NON-INTEREST INCOME
Service charges on deposit accounts	601	663	638
Gain on sales of loans, net	10,230	4,885	4,475
Income on bank-owned life insurance	818	623	575
Gain from bargain purchase	—	—	230
Gain on sales/calls of securities	101	30	12
Other income	2,893	2,036	1,988

Total non-interest income	14,643	8,237	7,918

NON-INTEREST EXPENSES
Salaries and employee benefits	26,681	21,304	19,853
Occupancy expense	4,776	4,100	3,623
Data processing expenses	1,871	1,507	1,332
FDIC insurance expense	816	154	486
Other real estate owned expenses	72	171	158
Merger-related expenses	64	1,730	2,141
Other operating expenses	7,475	6,583	6,492

Total non-interest expenses	41,755	35,549	34,085

Income before income taxes	24,693	18,674	16,365
INCOME TAXES	6,607	5,040	4,317

Net Income	$18,086	$13,634	$12,048

EARNINGS PER COMMON SHARE
Basic	$1.77	$1.54	$1.45
Diluted	1.76	1.53	1.40
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,220,319	8,875,237	8,320,718
Diluted	10,260,965	8,933,471	8,593,509

The accompanying notes are an integral part of these consolidated financial statements.

1ST CONSTITUTION BANCORP

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018
Net income	$18,086	$13,634	$12,048

Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	2,203	2,651	(1,624)
Tax effect	(533)	(646)	388

Net of tax amount	1,670	2,005	(1,236)

Reclassification adjustment for realized gains on securities available for sale (1)	(1)	(30)	(12)
Tax effect (2)	—	7	3

Net of tax amount	(1)	(23)	(9)

Reclassification adjustment for unrealized impairment loss on held to maturity security(3)	20	9	—
Tax effect	(6)	(1)	—

Net of tax amount	14	8	—

Pension liability	282	222	269
Tax effect	(84)	(66)	(77)

Net of tax amount	198	156	192

Reclassification adjustment for actuarial gains for unfunded pension liability (4)	(202)	(176)	(62)
Tax effect (2)	62	54	18

Net of tax amount	(140)	(122)	(44)

Total other comprehensive income (loss)	1,741	2,024	(1,097)

Comprehensive income	$19,827	$15,658	$10,951

(1)	Included in gain on sale of securities on the consolidated statements of income
(2)	Included in income taxes on the consolidated statements of income
(3)	Included in investment securities held to maturity on the consolidated balance sheet
(4)	Included in salaries and employee benefits expense on the consolidated statements of income

The accompanying notes are an integral part of these consolidated financial statements.

1ST CONSTITUTION BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	Common Stock	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, January 1, 2018	$72,935	$39,822	$(368)	$(736)	$111,653
Net income	—	12,048	—	—	12,048
Exercise of stock options and issuance of restricted shares (12,762 shares and 62,150 shares, respectively)	88	—	—	—	88
Share-based compensation	1,019	—	—	—	1,019
Exercise of stock warrants (198,378 shares)	—	—	—	—	—
Issuance of common stock (249,785 shares)	5,494				5,494
Cash dividends ($0.255 per share)	—	(2,120)	—	—	(2,120)
Other comprehensive loss	—	—	—	(1,097)	(1,097)

Balance, December 31, 2018	79,536	49,750	(368)	(1,833)	127,085

Net income	—	13,634	—	—	13,634
Exercise of stock options and issuance of restricted shares (24,277 shares and 53,931 shares, respectively)	149	—	—	—	149
Share-based compensation	1,104	—	—	—	1,104
Issuance of common stock (1,509,275 shares)	29,175	—	—	—	29,175
Cash dividends declared ($0.30 per share)	—	(2,593)	—	—	(2,593)
Other comprehensive income	—	—	—	2,024	2,024

Balance, December 31, 2019	109,964	60,791	(368)	191	170,578

Net income	—	18,086	—	—	18,086
Exercise of stock options and issuance of restricted shares (10,536 shares and 59,500 shares, respectively)	39	—	—	—	39
Share-based compensation	1,132	—	—	—	1,132
Purchase of treasury shares (14,411)	—	—	(243)	—	(243)
Cash dividends declared ($0.36 per share)	—	(3,676)	—	—	(3,676)
Other comprehensive income	—	—	—	1,741	1,741

Balance, December 31, 2020	$111,135	$75,201	$(611)	$1,932	$187,657

The accompanying notes are an integral part of these consolidated financial statements.

1ST CONSTITUTION BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018
OPERATING ACTIVITIES:
Net Income	$18,086	$13,634	$12,048
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	6,698	1,350	900
Depreciation and amortization	2,053	1,444	1,389
Net amortization of premiums and discounts on securities	1,229	675	556
SBA loan discount accretion	(390)	(391)	(323)
Gain from bargain purchase	—	—	(230)
Gain on sales/calls of securities available for sale	(1)	(30)	(12)
Gain on sales/calls of securities held to maturity	(100)	—	—
(Gain) loss on sales of other real estate owned	(75)	101	—
Gain on sales of loans held for sale	(10,230)	(4,885)	(4,475)
Originations of loans held for sale	(354,089)	(146,808)	(111,109)
Proceeds from sales of loans held for sale	340,464	148,786	116,818
Increase in cash surrender value on bank-owned life insurance	(743)	(623)	(589)
(Gain) loss on cash surrender value on bank-owned life insurance	(75)	—	14
Share-based compensation expense	1,132	1,104	1,019
Deferred tax (income) expense	(1,911)	604	305
Noncash rent and equipment expense	179	192	—
Re-measurement of deferred tax assets and liabilities	—	—	(28)
Increase in accrued interest receivable	(328)	(307)	(123)
Decrease (increase) in other assets	3,135	510	(1,589)
(Decrease) increase in accrued interest payable	(741)	364	424
Increase (decrease) in accrued expenses and other liabilities	2,366	(2,459)	2,333

Net cash provided by operating activities	6,659	13,261	17,328

INVESTING ACTIVITIES:
Purchases of securities :
Available for sale	(27,485)	(33,972)	(35,209)
Held to maturity	(45,730)	(16,188)	(7,723)
Proceeds from sales, calls, maturities and prepayments of securities:
Available for sale	59,489	39,086	17,664
Held to maturity	29,474	18,891	38,192
Proceeds from bank-owned life insurance benefits paid	180	—	893
Purchase of bank-owned life insurance	—	(100)	—
Net redemption (purchase) of restricted stock	2,677	(272)	(2,510)
Net increase in loans	(217,616)	(127,121)	(19,762)
Capital expenditures	(421)	(161)	(648)
Forfeitable deposit on other real estate owned	—	—	175
Net cash paid for NJCB Merger	—	—	(996)
Net cash received from the Shore Merger	—	7,441	—
Proceeds from sales of other real estate owned	554	2,448	—

Net cash used in investing activities	(198,878)	(109,948)	(9,924)

FINANCING ACTIVITIES:
Exercise of stock options	39	149	88
Purchase of treasury shares	(243)	—	—
Cash dividends paid to shareholders	(3,676)	(2,593)	(2,120)
Net increase (decrease) in deposits	285,477	76,854	(58,557)
(Decrease) increase in overnight borrowings	(82,225)	20,275	51,275

Net cash provided by (used in) financing activities	199,372	94,685	(9,314)

Increase (decrease) in cash and cash equivalents	7,153	(2,002)	(1,910)
Cash and cash equivalents at beginning of year	14,842	16,844	18,754

Cash and cash equivalents at end of year	$21,995	$14,842	$16,844

Supplemental disclosures of cash flow information:
Cash paid during the period for :
Interest	$11,384	$12,387	$7,617
Income taxes	6,240	6,108	3,226
Noncash items:
Transfer of loans to other real estate owned	—	—	1,460
Right-of-use assets	337	15,674	—
Lease liability	337	16,142	—
Acquisition of Shore Community Bank in 2019 and New Jersey Community Bank in 2018
Noncash assets acquired:
Investment securities available for sale	$—	26,440	11,173
Loans	—	205,833	75,144
Premises and equipment, net	—	4,433	1,120
Bank-owned life insurance	—	7,250	3,972
Accrued interest receivable	—	778	259
Core deposit intangible asset	—	1,467	80
Other real estate owned	—	605	1,230
Right-of-use assets	—	3,226	—
Other assets	—	2,904	1,601
	$—	$252,936	$94,579
Liabilities assumed:
Deposits	$—	$249,836	$87,223
Lease liability	—	3,226	—
Other liabilities	—	948	636
	$—	$254,010	$87,859
Goodwill recorded from the Shore Merger [1]	$—	$22,808	$—
Common stock issued for NJCB Merger	—	—	5,494
Common stock issued for Shore Merger	$—	$29,175	$—

1.

At the time of the Shore acquisition tax liabilities were estimated. Subsequently new information was obtained from facts and circumstances that existed at the time of the Shore acquisition, which resulted in a $386,000 reduction of the estimated tax liability and a corresponding decrease in goodwill to $22.8 million at December 31, 2020. See Note 2: Acquisitions.

The accompanying notes are an integral part of these consolidated financial statements.

1ST CONSTITUTION BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

1. Summary of Significant Accounting Policies

1ST Constitution Bancorp (the “Company”) is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and was organized under the laws of the State of New Jersey. The Company is the parent to 1ST Constitution Bank (the “Bank”), a New Jersey state-chartered commercial bank. The Bank provides community banking services to a broad range of customers, including corporations, individuals, partnerships and other community organizations in the central, coastal and northeastern New Jersey areas. The Bank conducts its operations through its main office located in Cranbury, New Jersey and operated, as of December 31, 2020, 24 additional branch offices in Asbury Park, Cranbury, Fair Haven, Fort Lee, Freehold, Hamilton Square, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rumson, Shrewsbury, Skillman and two offices in Toms River, New Jersey. The Bank also operates one residential mortgage loan production office in Jersey City, New Jersey.

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2020 for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.

Basis of Financial Statement Presentation: The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for that period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary security impairment, the fair value of other real estate owned, if any, and the valuation of deferred tax assets.

Principles of Consolidation: The consolidated financial statements of the Company are prepared on the accrual basis and include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, 1ST Constitution Investment Company of New Jersey, Inc., 1ST Constitution Real Estate Corporation and FCB Assets Holdings, Inc. 1ST Constitution Capital Trust II, a subsidiary of the Company (“Trust II”), is not included in the Company’s consolidated financial statements as it is a variable interest entity and the Company is not the primary beneficiary. While the following footnotes include the collective results of the Company and the Bank, the footnotes primarily reflect the Bank’s and its subsidiaries’ activities. All significant intercompany accounts and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to conform to current year presentation.

COVID-19 Impact: The sudden emergence of the COVID-19 global pandemic in the first quarter of 2020, and the responses thereto (including business and school closures, restrictions on travel and social distancing protocols), has caused, and is expected to continue to cause, widespread uncertainty, social and economic disruption, highly volatile financial markets and unprecedented increases in unemployment levels in a short period of time. As a result, almost all businesses located in the Bank’s primary market areas of northern and central New Jersey, communities along the New Jersey shore, and the New York City metropolitan area, and their employees, have been adversely impacted.

The ultimate impact of the COVID-19 pandemic on the businesses and the people in the communities that the Bank serves, and on the Company’s operations and financial performance, will depend on future developments related to the duration, extent and severity of the pandemic and measures taken by governmental and private parties in response thereto, including but not limited to the enactment of further legislation or the adoption of policies designed to deliver monetary aid and other relief to borrowers. In addition, to the extent that the Bank’s customers are not able to fulfill their contractual obligations, the Company’s business operations, asset valuations, financial condition, cash flows and results of operations could be materially adversely impacted. Material adverse impacts may also include all or a combination of valuation impairments on our intangible assets, investments, loans, deferred tax assets, or other real estate owned (“OREO”). Similarly, the Company’s operations rely on third-party vendors to process, record and monitor transactions. If any of these vendors are unable to provide these services, our ability to serve customers could be disrupted. The pandemic could also negatively impact customers’ ability to conduct banking and other financial transactions. The Company’s operations could also be adversely impacted if key personnel or a significant number of employees were unable to work due to illness or restrictions.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted to provide relief for individuals and businesses that have been negatively impacted by the COVID-19 pandemic. Among the provisions, the CARES Act includes a provision for the Company to opt out of applying the “troubled-debt restructuring” accounting guidance in Accounting Standards Codification (“ASC”) Topic 310-40 for certain loan modifications. Loan modifications made between March 1, 2020 and the earlier of (i) December 30, 2020 or (ii) 60 days after the President declares a termination of the COVID-19 national emergency are eligible for this relief if the related loans were not more than 30 days past due as of December 31, 2019. The Bank adopted this provision as of March 31, 2020. During 2020, $149.3 million of loans ($140.9 million of commercial loans and $8.4 million of consumer loans) were modified to provide deferral of interest and or principal by borrowers for up to 90 days. As of December 31, 2020, all loans that had previously received deferrals were no longer deferred, except that one commercial real estate loan with a balance of $6.0 million received an additional deferral of principal payments of up to 90 days and two commercial real estate loans totaling $4.6 million were placed on nonaccrual status in the third quarter of 2020.

The Economic Aid to Hard Hit Small Business, Not for Profits and Venues Act (“Economic Aid Act”) was enacted in December 2020 in further response to the COVID-19 pandemic. Among other things, the Economic Aid Act provides relief to borrowers in the form of access to additional credit through the SBA’s PPP program originally constituted under the CARES Act. In addition, the Economic Aid Act extended the relief from ASC Topic 310-40, such that the Company is able to opt out of applying the “troubled-debt restructuring” accounting guidance for loan modifications made between January 1, 2021 and the earlier of (i) December 30, 2021 or (ii) 60 days after the President declares a termination of the COVID-19 national emergency; provided, that, the modified loans were not more than 30 days past due as of December 31, 2019. The Bank adopted this provision as of December 31, 2020.

The Bank is actively participating in the SBA’s PPP lending program. As of December 31, 2020, the Bank funded SBA PPP loans totaling $75.6 million, $15.8 million of which have been forgiven by the SBA. Since December 31, 2020, the Bank has funded an additional $29.8 million of PPP loans as of March 12, 2021.

Concentration of Credit Risk: Financial instruments which potentially subject the Company and its subsidiaries to concentrations of credit risk primarily consist of investment securities and loans. At December 31, 2020, 38.1% of our investment securities portfolio consisted of U.S. Government and Agency issues and collateralized mortgage obligations collateralized by agency mortgage backed securities. In addition, 40.7% of the portfolio consisted of municipal bonds. The remaining 21.2% of our investment securities consisted of corporate debt and asset-backed issues. The Bank’s lending activity is primarily concentrated in loans collateralized by real estate located primarily in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in that state.

Interest Rate Risk: The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to purchase investment securities and to make loans, the majority of which are secured by real estate. The potential for interest-rate risk exists as a result of the Company’s generally shorter duration of interest-sensitive assets compared to the generally longer duration of interest-sensitive liabilities. In a changing interest rate environment, assets held by the Bank will re-price faster than liabilities of the Bank, thereby affecting net interest income. For this reason, management regularly monitors the maturity structure and rate adjustment features of the Bank’s assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Investment Securities: Investment securities which the Company has the intent and ability to hold until maturity are classified as held to maturity and are recorded at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities that are held for indefinite periods of time, that management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on available for sale securities are recorded as a separate component of shareholders’ equity, other comprehensive income (“OCI”). Realized gains and losses, which are computed using the specific identification method, are recognized in earnings on a trade date basis.

If the fair value of a security is less than its amortized cost, the security is deemed to be impaired. Management evaluates all securities with unrealized losses quarterly to determine if such impairments are temporary or other-than-temporary in accordance with the Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”). Temporary impairments on available for sale securities are recognized, on a tax-effected basis, through OCI with offsetting adjustments to the carrying value of the security and the balance of related deferred taxes. Temporary impairments of held to maturity securities are not recorded in the consolidated financial statements; however, information concerning the amount and duration of impairments on held to maturity securities are disclosed.

Other-than-temporary impairments (“OTTI”) on all debt securities or debt securities that the Company has decided to sell, or will, more likely than not, be required to sell prior to the full recovery of fair value to a level equal to or exceeding amortized cost, are recognized in earnings. If neither of these conditions regarding the likelihood of sale for a debt security apply, the OTTI is bifurcated into credit-related and noncredit-related components. Credit-related impairment generally represents the amount by which the present value of the cash flows that are expected to be collected on a debt security fall below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. The Company recognizes credit-related OTTI in earnings. Noncredit-related OTTI on debt securities are recognized in OCI.

Premiums and discounts on all securities are amortized/accreted to maturity by use of the level-yield method considering the impact of principal amortization and prepayments. Premiums on purchased callable debt securities are amortized to the earliest call date.

Federal law requires a member institution of the FHLB system to hold restricted stock of its district FHLB according to a predetermined formula. The Bank’s investment in the restricted stock of the FHLB of New York is carried at cost and is included in other assets. The investment in FHLB stock was $1.5 million and $4.2 million at December 31, 2020 and December 31, 2019, respectively.

Management evaluates the FHLB restricted stock for impairment in accordance with U.S. GAAP. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management believes no impairment charge is necessary related to the FHLB stock as of December 31, 2020.

Bank-Owned Life Insurance: The Company invests in bank-owned life insurance (“BOLI”). BOLI involves the purchasing of life insurance by the Company on a select group of its executives, directors, officers and employees. The Company is the owner and beneficiary of the policies. This pool of insurance, due to the advantages of the Bank, is profitable to the Company. This profitability offsets a portion of current and future benefit costs and is intended to provide a funding source for the payment of future benefits. The Bank’s deposits fund BOLI and the earnings from BOLI are recognized as non-interest income.

Loans and Loans Held For Sale: Loans that management intends to hold to maturity are stated at the principal amount outstanding, net of unearned income. Unearned income is recognized over the lives of the respective loans, principally using the effective interest method. Interest income is generally not accrued on loans, including impaired loans, where interest or principal is 90 days or more past due, unless the loans are adequately secured and in the process of collection, or on loans where management has determined that the borrowers may be unable to meet contractual principal and/or interest obligations. When it is probable that, based upon current information, the Bank will not collect all amounts due under the contractual terms of the loan, the loan is reported as impaired. Smaller balance homogeneous type loans, such as residential loans and loans to individuals, which are collectively evaluated, are generally excluded from consideration for impairment. Loan impairment is measured based upon the present value of the expected future cash flows discounted at the loan’s effective interest rate or the underlying fair value of collateral for collateral dependent loans. When a loan, including an impaired loan, is placed on nonaccrual, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectability is reasonably assured. Cash receipts on nonaccrual and impaired loans are applied to principal, unless the loan is deemed fully collectible.

Loans held for sale are carried at the lower of aggregated cost or fair value. The fair value of loans held for sale are determined, when possible, using quoted secondary market prices. If no such quoted market prices exist, fair values are determined using quoted prices for similar loans, adjusted for the specific attributes of the loans. Realized gains and losses on loans held for sale are recognized at settlement date and are determined based on the cost, including deferred net loan origination fees and the costs of the specific loans sold. Residential mortgage loans are sold with servicing released.

The Bank accounts for its transfers and servicing of financial assets in accordance with ASC Topic 860, “Transfers and Servicing” (“ASC Topic 860”). The Bank originates residential mortgages under a definitive plan to sell those loans with servicing generally released. Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. The Bank also originates commercial loans, of which a portion are guaranteed by the Small Business Administration (“SBA”). The guaranteed portion of the loans is generally sold into the secondary market. Gains and losses on sales are also accounted for in accordance with ASC Topic 860.

The Bank enters into commitments to originate residential mortgage loans whereby the interest rate on the loan is determined prior to funding (“rate lock commitments”). Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Time elapsing between the issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 120 days. The Bank protects itself from changes in interest rates on residential mortgage loans with rate lock commitments through the use of best efforts forward delivery commitments, whereby the Bank commits to sell a loan at a specific price. As a result, the Bank is generally not exposed to changes in the market value of the residential mortgage loan due to changes in interest rates.

The fair value of rate lock commitments are not readily ascertainable with precision because rate lock commitments are not actively traded in stand-alone markets. The Bank estimates the fair value of rate lock commitments based upon the forward sales price for the residential mortgage that is obtained in the best efforts commitment while taking into consideration the probability that the loan commitments will close. The estimated fair value of rate lock commitments was $537,000 and $159,000 at December 31, 2020 and 2019, respectively.

ASC Topic 460, “Guarantees,” requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the financial performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank defines the fair value of these letters of credit as the fees paid by the customer or similar fees collected on similar instruments. The Bank amortizes the fees collected over the life of the instrument. The Bank generally obtains collateral, such as real estate or liens on customer assets, for these types of commitments. The Bank’s potential liability would be reduced by any proceeds obtained in liquidation of the collateral. The Bank had standby letters of credit for customers aggregating $686,000 and $4.3 million at December 31, 2020 and 2019, respectively. These letters of credit are primarily related to real estate lending and the approximate value of underlying collateral upon liquidation is expected to be sufficient to cover this maximum potential exposure at December 31, 2020. The amount of the liability related to guarantees under issued standby letters of credit was not material as of December 31, 2020 and 2019.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level sufficient to absorb estimated credit losses in the loan portfolio as of the date of the financial statements. The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio and other extensions of credit. The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the Bank.

All, or part, of the principal balance of commercial and commercial real estate loans and construction loans are charged off against the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Consumer loans are generally charged off no later than 120 days past due on a contractual basis, or earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

Loans are placed in a nonaccrual status when the ultimate collectability of principal or interest in whole, or in part, is in doubt. Commercial loans contractually past-due 90 days or more for either principal or interest are also placed in nonaccrual status unless they are both well secured and in the process of collection. Residential mortgage loans are placed in non accrual status when the loans are contractually past due 120 days. Impaired loans are evaluated individually.

Purchased Credit-Impaired (“PCI”) loans are loans acquired at a discount that is due, in part, to credit quality. PCI loans are accounted for in accordance with ASC Subtopic 310-30, “Receivables, Loans and Debt Securities Acquired with Deteriorated Credit Quality” and are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance (i.e., the allowance for loan losses). The difference between the undiscounted cash flows expected at acquisition and the initial carrying amount (fair value) of the PCI loans or the “accretable yield,” is recognized as interest income utilizing the level-yield method over the life of the loans. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment, as a loss accrual or a valuation allowance. Reclassifications of the non-accretable difference to the accretable yield may occur subsequent to the loan acquisition dates due to increases in expected cash flows of the loans and result in an increase in yield on a prospective basis.

The following is our charge-off policy for our loan segments:

Commercial, Commercial Real Estate and Construction

Loans are generally fully or partially charged down to the fair value of collateral securing the asset when:

•	Management judges the loan to be uncollectible;

•	Repayment is deemed to be protracted beyond reasonable time frames;

•	The loan has been classified as a loss by either internal loan review process or external examiners;

•	The customer has filed bankruptcy and the loss becomes evident owing to a lack of assets; or

•	The loan is significantly past due unless both well secured and in the process of collection.

Consumer

Consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible.

Leases: The Company leases real property for its branch offices and general office space. Generally, the leases include one or more options to extend the lease term. In addition, the Company also leases office equipment, consisting of copiers, printers and one automobile. None of the equipment leases include extensions and generally have three to five year terms.

The Company accounts for the leases in accordance with ASC Topic 842 “Leases.” The new standard requires a lessee to record a right-of-use asset (“ROU”) and a lease liability on the balance sheet for all leases with terms longer than 12 months. The Company adopted this ASU effective January 1, 2019 and recognized a lease liability and a ROU on its balance sheet based on the present value of the remaining minimum lease payments. The lease expense is recognized based on the terms of the leases. The new guidance includes a number of optional transition-related practical expedients. The Company elected to apply the practical expedients that relate to: the identification and classification of leases that commenced before January 1, 2019 and the initial direct costs of these leases.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily on the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and using the mandated methods by asset type for income tax purposes. Building, furniture and fixtures, equipment and leasehold improvements are depreciated or amortized over the estimated useful lives of the assets or lease terms, as applicable. Estimated useful lives of buildings are forty years, furniture and fixtures and equipment are three to fifteen years and leasehold improvements are generally three to ten years. Expenditures for maintenance and repairs are charged to expense as incurred.

The Bank accounts for impairment of long-lived assets in accordance with ASC Topic 360, “Property, Plant, and Equipment,” which requires recognition and measurement for the impairment of long-lived assets to be held and used or to be disposed of by sale. The Bank had no impaired long-lived assets at December 31, 2020 and 2019.

Income Taxes: There are two components of income tax expense or benefit: current and deferred. Current income tax expense or benefit approximates cash to be paid or refunded for taxes for the applicable period. Deferred tax assets and liabilities are recognized due to differences between the basis of assets and liabilities as measured by tax laws and their basis as reported in the financial statements. Deferred tax assets are subject to management’s judgment based upon available evidence that future realizations are likely. If management determines that the Company may not be able to realize some or all of the net deferred tax asset in the future, a charge to income tax expense may be required to increase the valuation reserve of the net deferred tax asset. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax expense or benefit is recognized for the change in deferred tax assets and liabilities.

The Company accounts for uncertainty in income taxes recognized in its consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has not identified any significant income tax uncertainties through the evaluation of its income tax positions for the years ended December 31, 2020 and 2019 and has not recognized any liabilities for tax uncertainties as of December 31, 2020 and 2019. Our policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense; such amounts were not significant during the years ended December 31, 2020 and 2019. The tax years subject to federal examination are the years ended December 31, 2019, 2018 and 2017. The tax years subject to state examination are the years ended December 31, 2019, 2018, 2017, 2016 and 2015. The tax year 2020 will be open for federal and state examination when filed.

On March 27, 2020, the president signed into law the CARES Act, which among other provisions, allows for refundable payroll credits for qualified employers, deferment of the employer portion of social security payments, extends net operating loss carryback periods, accelerates alternate minimum tax credit refunds, increases limitations on net interest deductions and qualified charitable contributions and accelerates tax depreciation for qualified improvement property. The tax laws changes under the CARES Act did not have a material impact on the Company’s financial statements.

Other Real Estate Owned (“OREO”): OREO obtained through loan foreclosures or the receipt of deeds-in-lieu of foreclosure is recorded at the fair value of the related property, as determined by current appraisals less estimated costs to sell at the initial transfer from the loan portfolio. Write-downs on these properties, which occur after the initial transfer from the loan portfolio, are recorded as operating expenses. Costs of holding such properties are charged to expense in the current period. Gains, to the extent realized, and losses on the disposition of these properties are reflected in current operations.

Goodwill and Other Intangible Assets: Goodwill represents the excess of the cost of an acquired entity over the fair value of the identifiable net assets acquired in accordance with the acquisition method of accounting. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or more often if events or circumstances indicated that there may be impairment, in accordance with ASC Topic 350, “Intangibles – Goodwill and Other.” Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Core deposit intangibles are a measure of the value of non-maturity checking, money market and savings deposits acquired in business combinations accounted for under the acquisition accounting method. Core deposit intangibles are amortized over their estimated lives (ranging from five to ten years) and identifiable intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment.

The Company evaluates its goodwill for impairment on an annual basis, or more often if there is a triggering event which indicates that there is an impairment. In completing the impairment testing the Company identified a single reporting unit and the $34.7 million of goodwill at December 31, 2020 was assigned to the single reporting unit.

As a result of the COVID-19 pandemic and a broad decline in the market values of all banking company stock, the marker price of the Company’s common stock and the resulting aggregate market capitalization of the Company declined. During each of the quarterly periods ended March 31, 2020 and June 30, 2020, the Company concluded that a triggering event occurred due to the decline in the Company’s stock price and market capitalization as a result of the COVID-19 pandemic. In each quarterly period, management concluded that the fair value of the reporting unit exceeded the carrying value and the goodwill was not impaired. At September 30, 2020, the Company performed a quantitative impairment test of goodwill utilizing a discounted cash flow valuation methodology based upon an updated five year projection of the Company’s financial performance. A discount rate was estimated utilizing the build up method with a risk free rate, an equity risk premium and a size premium. This discount rate was applied to the projected cash flows over the five year period, which included a terminal value in year five based on a multiple of the projected cash flow in year five. The year five terminal multiple was based upon the observed average market price to earnings multiple for the trailing last twelve months of earnings for companies included in the SNL US Bank Index at September 30, 2020. This multiple does not include a control premium. This estimated fair value exceeded the carrying value of shareholders’ equity at September 30, 2020 by 10.3%.

On the basis of the evaluation of goodwill, management concluded that it was more likely than not the fair value of the reporting unit exceeded the carrying value of the reporting unit. Accordingly, goodwill was not impaired and no impairment charges were recorded as a result of Company’s interim and annual testing of goodwill for impairment. The Company estimates the fair value of its reporting unit using the income approach.

If the Company’s common stock price remains below the Company’s book value per common share in future periods, the Company will continue to evaluate goodwill for impairment on a quarterly basis. Changes in economic conditions, actual loan losses at levels higher than projected, changes in market interest rates and changes in discount rates and valuation multiples may affect the Company’s financial projections and valuation. The Company may determine that goodwill becomes impaired in a future period and a portion or all of the goodwill may be written off. Any impairment loss related to goodwill and other intangible assets is reflected as other non-interest expense in the statement of income in the period in which the impairment was determined. No assurance can be given that future impairment tests will not result in a charge to earnings. See Note 9 – “Goodwill and Intangible Assets”—for additional information.

Share-Based Compensation: The Company recognizes compensation expense for stock awards and options in accordance with ASC Topic 718, “Compensation – Stock Compensation.” The expense of stock-based compensation is generally measured at fair value at the grant date with compensation expense recognized over the service period, which is usually the vesting period. The Company utilizes the Black-Scholes option-pricing model to estimate the fair value of each stock option on the date of grant. The Black-Scholes model takes into consideration the exercise price and expected life of the options, the current price of the underlying stock and its expected volatility, the expected dividends on the stock and the current risk-free interest rate for the expected life of the option. The Company’s estimate of the fair value of a stock option is based on expectations derived from historical experience and may not necessarily equate to its market value when fully vested. See Note 16 – “Share-Based Compensation”—for additional information.

Benefit Plans: The Company provides certain retirement savings benefits to employees under a 401(k) plan. The Company’s contributions to the 401(k) plan are expensed as incurred.

The Company also provides retirement benefits to certain employees under supplemental executive retirement plans. The plans are unfunded and the Company accrues actuarially determined benefit costs over the estimated service period of the employees in the plans. In accordance with ASC Topic 715, “Compensation – Retirement Benefits,” the Company recognizes the unfunded status of these postretirement plans as a liability in its consolidated balance sheets and recognizes changes in that unfunded status in the year in which the changes occur through other comprehensive income.

Cash and Cash Equivalents: Cash and cash equivalents includes cash on hand, interest and non-interest bearing amounts due from banks, federal funds sold and short-term investments with original maturities less than 90 days. Generally, federal funds are sold and short-term investments are made for a one or two-day period.

Advertising Costs: It is the Company’s policy to expense advertising costs in the period in which they are incurred.

Earnings Per Common Share: Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during each period. Diluted earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding, as adjusted for the assumed exercise of dilutive common stock warrants and common stock options using the treasury stock method.

Awards of restricted stock are included in outstanding shares when granted. Unvested shares of restricted stock are entitled to dividends and participate in undistributed earnings with common shares. Dividends declared on unvested shares of restricted stocks are accrued and are paid when the shares vest. Awards of this nature are considered participating securities and basic and diluted earnings per share are computed under the two-class method.

Dilutive securities in the tables below exclude common stock options and warrants with exercise prices that exceed the average market price of the Company’s common stock during the periods presented. Inclusion of these common stock options and warrants would be anti-dilutive to the diluted earnings per common share calculation. For the years ended December 31, 2020, 2019 and 2018, 40,530, 27,930 and 19,350 options, respectively, were anti-dilutive and were not included in the computation of diluted earnings per common share.

The following table illustrates the calculation of both basic and diluted earnings per share for the years ended December 31, 2020, 2019 and 2018:

(In thousands, except per share data)	2020	2019	2018
Net income	$18,086	$13,634	$12,048

Basic weighted average shares outstanding	10,220,319	8,875,237	8,320,718
Plus: common stock equivalents	40,646	58,234	272,791

Diluted weighted average shares outstanding	10,260,965	8,933,471	8,593,509

Earnings per share:
Basic	$1.77	$1.54	$1.45
Diluted	1.76	1.53	1.40

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, other-than-temporary non-credit related security impairments, and changes in the funded status of benefit plans.

Variable Interest Entities: Management has determined that Trust II qualifies as a variable interest entity under ASC Topic 810, “Consolidation.” Trust II issued mandatorily redeemable preferred stock to investors, loaned the proceeds to the Company and holds, as its sole asset, subordinated debentures issued by the Company. As a qualified variable interest entity, Trust II’s balance sheet and statement of operations have never been consolidated with those of the Company because the Company is not the primary beneficiary.

In March 2005, the Federal Reserve Board (“FRB”) adopted a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Based on the final rule, the Company has included all of its $18.0 million in trust preferred securities in Tier 1 capital at December 31, 2020 and 2019.

Segment Information: U.S. GAAP establishes standards for public business enterprises to report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also established standards for related disclosure about products and services, geographic areas and major customers. Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision-maker in deciding how to allocate and assess resources and performance. The Company’s chief operating decision-maker is the President and Chief Executive Officer. The Company has one reportable segment, “Community Banking.”

The Company’s Community Banking segment consists of construction, commercial, retail and mortgage banking lending operations. The Community Banking segment is managed as a single strategic unit, which generates revenue from a variety of products and services provided by the Company. Construction, commercial, retail and mortgage lending is dependent upon the ability of the Company to fund itself with retail deposits and other borrowings and to manage interest rate, liquidity and credit risk as a single unit.

Reclassifications: Certain reclassifications have been made to the prior period amounts to conform with the current period presentation. Such reclassification had no impact on net income or total shareholders’ equity.

Recent Accounting Pronouncements

ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires credit losses on most financial assets to be measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (CECL) model).

Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument.

The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for credit losses for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination (“PCD assets”) should be determined in a similar manner to other financial assets measured on an amortized cost basis. Upon initial recognition, the allowance for credit losses is added to the purchase price (“gross up approach”) to determine the initial amortized cost basis. The subsequent accounting for PCD assets will use the CECL model described above.

The ASU made certain targeted amendments to the existing impairment model for available-for-sale (AFS) debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis.

For the Company, the provisions of this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for all entities as of the fiscal year beginning after December 15, 2018, including interim periods within those fiscal years.

The Company has completed the initial analysis of its financial assets and will continue to build and validate the CECL models in 2021 to evaluate the impact of the adoption of the new standard on its consolidated financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. The amendments in this ASU make minor improvements to the Codification by eliminating certain inconsistencies and clarifying the current guidance.

In June 2019, the FASB issued ASU 2019-05, Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief. This ASU provides optional targeted transition relief that allows reporting entities to irrevocably elect the fair value option on financial instruments that 1) were previously recorded at amortized cost and 2) are within the scope of Topic 326 if the instruments are eligible for the fair value option under Topic 825. The new guidance is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. See the discussions regarding the adoption of ASU 2016-13 above.

In November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). ASU 2019-10 provides that the FASB’s recently developed philosophy regarding the implementation of effective dates applies to ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), among other ASUs. For the Company, the provisions of this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for all entities as of the fiscal year beginning after December 15, 2018, including interim periods within those fiscal years. See the discussions regarding the adoption of ASU 2016-13 above.

Also in November 2019, the FASB issued ASU No. 2019-11, “Financial Instruments - Credit Losses: Codification improvements (Topic 326)” to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. ASU 2019-11 clarifies that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving the amortized cost basis. For the Company, the provisions of this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for all entities as of the fiscal year beginning after December 15, 2018, including interim periods within those fiscal years. See the discussions regarding the adoption of ASU 2016-13 above.

ASU 2018-14 - Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20)

In August 2018, the FASB issued ASU 2018-14 - “Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20),” which consists of amendments to the disclosure framework project to improve the effectiveness of disclosures in the notes to the financial statements. The amendments in this Update modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans.

The following disclosure requirements are removed from Subtopic 715-20:

1.	The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year;

2.	The amount and timing of plan assets expected to be returned to the employer;

3.	The disclosures related to the June 2001 amendments to the Japanese Welfare Pension Insurance Law;

4.	Related party disclosures about the amount of future annual benefits covered by insurance and annuity contracts and significant transactions between the employer or related parties and the plan;

5.

For nonpublic entities, the reconciliation of the opening balances to the closing balances of plan assets measured on a recurring basis in Level 3 of the fair value hierarchy. However, nonpublic entities will be required to disclose separately the amounts of transfers into and out of Level 3 of the fair value hierarchy and purchases of Level 3 plan assets; and

6.

For public entities, the effects of a one-percentage point change in assumed health care cost trend rates on the (a) aggregate of the service and interest cost components of net periodic benefit costs and (b) benefit obligation for postretirement health care benefits.

The following disclosure requirements are added to Subtopic 715-20:

1.	The weighted-average interest crediting rates for cash balance plans and other plans with promised interest crediting rates; and

2.	An explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period.

The amendments in this ASU also clarify the disclosure requirements in paragraph 715-20-50-3, which state that the following information for defined benefit pension plans should be disclosed:

1.	The projected benefit obligation (“PBO”) and fair value of plan assets for plans with PBOs in excess of plan assets; and

2.	The accumulated benefit obligation (“ABO”) and fair value of plan assets for plans with ABOs in excess of plan assets.

The amendments in this ASU remove disclosures that no longer are considered cost beneficial, clarify the specific requirements of disclosures and add disclosure requirements identified as relevant. Although narrow in scope, the amendments are considered an important part of the FASB’s efforts to improve the effectiveness of disclosures in the notes to financial statements by applying concepts in the Concepts Statement.

For the Company, the provisions of this ASU are effective for fiscal years ending after December 15, 2020. Early adoption was permitted. The adoption of this guidance in 2020 did not have a material impact on the Company’s consolidated financial statements.

ASU 2018-15 - Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40)

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement,” to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes a software license.

The amendments in this Update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this Update.

The amendments in this ASU also require the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement. The term of the hosting arrangement includes the non-cancellable period of the arrangement plus periods covered by (1) an option to extend the arrangement if the customer is reasonably certain to exercise that option, (2) an option to terminate the arrangement if the customer is reasonably certain not to exercise the termination option, and (3) an option to extend (or not to terminate) the arrangement in which exercise of the option is in the control of the vendor. The entity also is required to apply the existing impairment guidance in Subtopic 350-40 to the capitalized implementation costs as if the costs were long-lived assets.

The amendments in this ASU also require the entity to present the expense related to the capitalized implementation costs in the same line item in the consolidated statements of income as the fees associated with the hosting element (service) of the arrangement and classify payments for capitalized implementation costs in the consolidated statements of cash flows in the same manner as payments made for fees associated with the hosting element. The entity is also required to present the capitalized implementation costs in the consolidated balance sheets in the same line item that a prepayment for the fees of the associated hosting arrangement would be presented.

The adoption of this guidance in 2020 did not have a material impact on the Company’s consolidated financial statements.

ASU 2020-02 - Financial Instruments - Credit Losses (Topic 326) and Leases (Topic 842)

In January 2020, the FASB issued ASU No. 2020-02, “Financial Instruments - Credit Losses (Topic 326) and Leases (Topic 42): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842).” This ASU adds and amends SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 119, related to the new credit losses standard, and comments by the SEC staff related to the revised effective date of the new leases standard. This ASU is effective upon issuance. See the discussions regarding the adoption of ASU 2016-13 above.

ASU 2020-03 - Codification Improvements to Financial Instruments

In March 2020, the FASB issued ASU No. 2020-03, “Codification Improvements to Financial Instruments.” This ASU clarifies various financial instruments topics, including the CECL standard issued in 2016. Amendments related to ASU 2016-13 for entities that have not yet adopted that guidance are effective upon adoption of the amendments in ASU 2016-13. Early adoption is not permitted before an entity’s adoption of ASU 2016-13. Other amendments are effective upon issuance of this ASU. See the discussions regarding the adoption of ASU 2016-13 above.

ASU 2020-04 - Reference Rate Reform (Topic 848)

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848)”. This ASU provides optional expedients and exceptions for applying U.S. GAAP to contract modifications and hedging relationships that reference LIBOR or another reference rate expected to be discontinued, subject to meeting certain criteria. Under the new guidance, an entity can elect by accounting topic or industry subtopic to account for the modification of a contract affected by reference rate reform as a continuation of the existing contract, if certain conditions are met. In addition, the new guidance allows an entity to elect on a hedge-by-hedge basis to continue to apply hedge accounting for hedging relationships in which the critical terms change due to reference rate reform, if certain conditions are met. A one-time election to sell and/or transfer held-to-maturity debt securities that reference a rate affected by reference rate reform is also allowed. ASU No. 2020-04 became effective for all entities as of March 12, 2020 and will apply to all LIBOR reference rate modifications through December 31, 2022.

ASU 2021-01 - Reference Rate Reform (Topic 848)

In January 2021, the FASB issued ASU No. 20214-01, “Reference Rate Reform (Topic 848)”. The amendments in this update clarify that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. Specifically, certain provisions in Topic 848, if elected by an entity, apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of reference rate reform. Amendments in this update to the expedients and exceptions in Topic 848 capture the incremental consequences of the scope clarification and tailor the existing guidance to derivative instruments affected by the discounting transition. ASU No. 2021-01 became effective for all entities as of March 12, 2020 and will apply to contract modifications through December 31, 2022.

(2) Acquisitions

Acquisition of Shore Community Bank

On November 8, 2019, the Company completed its acquisition of 100 percent of the shares of common stock of Shore Community Bank (“Shore”), which merged with and into the Bank (“Shore Merger”). The shareholders of Shore received total consideration of $54.3 million, which was comprised of 1,509,275 shares of common stock of the Company with a market value of $29.2 million and cash of $25.1 million, of which $925,000 was cash paid in exchange for unexercised outstanding stock options.

The merger was accounted for under the acquisition method of accounting, and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at preliminary estimated fair values as of the Shore Merger date. The excess of the fair value of the consideration paid over the preliminary net fair value of Shore’s assets and liabilities resulted in the recognition of goodwill of $22.8 million. Shore’s results of operations have been included in the Company’s Consolidated Statements of Income since November 8, 2019.

The assets acquired and liabilities assumed in the Shore Merger were recorded at their fair values based on management’s best estimates, using information available at the date of the Shore Merger, including the use of third-party valuation specialists.

The following table summarizes the estimated fair value of the acquired assets and liabilities assumed:

(Dollars in thousands)	Amount
Consideration paid:
Company stock issued	$29,175
Cash payment	24,233
Cash payment for unexercised outstanding stock options	925

Total consideration paid	$54,333

Recognized amounts of identifiable assets acquired and liabilities assumed at fair value:
Cash and cash equivalents	$32,599
Investment securities available for sale	26,440
Loans	205,833
Premises and equipment, net	4,433
Core deposit intangible asset	1,467
Bank-owned life insurance	7,250
Right-of-use assets	3,226
Accrued interest receivable	778
Other real estate owned	605
Other assets	2,904
Deposits	(249,836)
Lease liability	(3,226)
Other liabilities	(948)

Total identifiable assets and liabilities, net	$31,525

Goodwill recorded from Shore merger	$22,808

ASC Topic 805-10 provides that if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the acquirer shall report, in its financial statements, provisional amounts for the items for which the accounting is incomplete. During the measurement period, the acquirer shall retrospectively adjust the provisional amounts recognized at the acquisition date and may recognize additional assets or liabilities to reflect new information obtained from facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. At the time of the Shore acquisition tax liabilities were estimated. Subsequently new information was obtained from facts and circumstances that existed at the time of the Shore acquisition, which resulted in a $386,000 reduction of the estimated tax liability and a corresponding decrease in goodwill to $22.8 million at December 31, 2020. The measurement period may not exceed one year from the acquisition date and the measurement period for the Shore Merger has ended.

Acquisition of New Jersey Community Bank

On April 11, 2018, the Company completed the merger of New Jersey Community Bank (“NJCB”) with and into the Bank (the “NJCB Merger”). The shareholders of NJCB received total consideration of $8.6 million, which was comprised of 249,785 shares of common stock of the Company with a market value of $5.5 million and cash consideration of $3.1 million, of which $401,000 was placed in escrow to cover costs and expenses, including settlement costs, if any, resulting from a certain litigation matter. In June 2019, the Company reached a settlement in the litigation matter. The escrow balance of approximately $393,000, net of costs and expenses, was paid out to the former NJCB shareholders in the third quarter of 2019.

The NJCB Merger was accounted for under the acquisition method of accounting, and, accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at preliminary estimated fair values as of the acquisition date. NJCB’s results of operations have been included in the Company’s Consolidated Statements of Income since April 11, 2018.

The assets acquired and liabilities assumed in the NJCB Merger were recorded at their fair values based on management’s best estimates, using information available at the date of the NJCB Merger, including the use of third-party valuation specialists.

The following table summarizes the fair value of the acquired assets and liabilities assumed:

(Dollars in thousands)	Amount
Consideration paid:
Company stock issued	$5,494
Cash payment	2,668
Cash held in escrow	401

Total consideration paid	$8,563

Recognized amounts of identifiable assets acquired and liabilities assumed at fair value:
Cash and cash equivalents	$2,073
Investment securities available for sale	11,173
Loans	75,144
Premises and equipment, net	1,120
Core deposit intangible asset	80
Bank-owned life insurance	3,972
Accrued interest receivable	259
Other real estate owned	1,230
Other assets	1,601
Deposits	(87,223)
Other liabilities	(636)

Total identifiable assets and liabilities, net	$8,793

Gain from bargain purchase	$230

3. Investment Securities

A summary of amortized cost and fair value of investment securities available for sale as of December 31, 2020 and 2019 follows:

	2020
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”)	$3,437	$7	$(5)	$3,439
Residential collateralized mortgage obligations - GSE	36,282	503	(6)	36,779
Residential mortgage backed securities - GSE	13,031	572	(6)	13,597
Obligations of state and political subdivisions	26,445	1,007	—	27,452
Corporate debt securities	20,997	465	(95)	21,367
Other debt securities	22,389	254	(80)	22,563

	$122,581	$2,808	$(192)	$125,197

	2019
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”)	$774	$—	$(10)	$764
Residential collateralized mortgage obligations - GSE	53,223	194	(242)	53,175
Residential mortgage backed securities - GSE	18,100	292	(5)	18,387
Obligations of state and political subdivisions	33,177	342	—	33,519
Corporate debt securities	24,716	139	(134)	24,721
Other debt securities	25,378	80	(242)	25,216

	$155,368	$1,047	$(633)	$155,782

A summary of amortized cost, carrying value and fair value of investment securities held to maturity as of December 31, 2020 and 2019 follows:

	2020
(In thousands)	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential collateralized mortgage obligations - GSE	$4,640	$—	$4,640	$166	$—	$4,806
Residential mortgage backed securities - GSE	24,517	—	24,517	1,208	—	25,725
Obligations of state and political subdivisions	61,249	—	61,249	1,248	(2)	62,495
Trust preferred debt securities - pooled	648	(472)	176	405	—	581
Other debt securities	1,970	—	1,970	63	—	2,033

	$93,024	$(472)	$92,552	$3,090	$(2)	$95,640

	2019
(In thousands)	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential collateralized mortgage obligations - GSE	$5,117	$—	$5,117	$76	$(35)	$5,158
Residential mortgage backed securities - GSE	36,528	—	36,528	481	(54)	36,955
Obligations of state and political subdivisions	32,533	—	32,533	690	(25)	33,198
Trust preferred debt securities - pooled	657	(492)	165	479	—	644
Other debt securities	2,277	—	2,277	—	(9)	2,268

	$77,112	$(492)	$76,620	$1,726	$(123)	$78,223

At December 31, 2020 and December 31, 2019, $81.7 million and $92.2 million of investment securities, respectively, were pledged to secure public funds, collateralize borrowings from the FHLB and for other purposes required or permitted by law.

During 2020 and 2019, the Company received proceeds from the calls of securities with a book value of $6.5 million and $4.4 million, respectively, and resulted in gains of $38,000 and $30,000 for the years ended December 31, 2020 and 2019, respectively.

During 2020, the Company sold securities with a book value of $8.7 million for a net gain of $63,000. Included in the sales were $2.6 million of securities that were in the held to maturity portfolio and that resulted in a gain of $87,000 for year ended December 31, 2020. All held to maturity securities sold were mortgage backed securities with a remaining book value of less than 15% of the original principal balance at the time of purchase and, as allowed in ASC 320-10-25-14, were treated as held to maturity.

The following is a summary of the proceeds from the sales of investment securities and the associated gross gains, gross losses, and net tax expense for the years ended December 31, 2020, 2019, and 2018.

	2020		2019		2018
(In thousands)	Available for Sale	Held to Maturity	Available for Sale	Held to Maturity	Available for Sale	Held to Maturity
Proceeds	$6,047	$2,643	$—	$—	$—	$—
Gross gains	30	87	—	—	—	—
Gross losses	(54)	—	—	—	—	—
Net tax (benefit) expense	(6)	23	—	—	—	—

The following table sets forth certain information regarding the amortized cost, carrying value, fair value, weighted average yields and contractual maturities of the Company’s investment portfolio as of December 31, 2020. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value	Yield
Available for sale
Due in one year or less	$1,024	$1,027	2.99%
Due after one year through five years	31,563	32,613	2.42
Due after five years through ten years	30,944	31,527	1.82
Due after ten years	59,050	60,030	2.00

Total	$122,581	$125,197	2.07%

	Carrying Value	Fair Value	Yield
Held to maturity
Due in one year or less	$19,602	$19,655	2.01%
Due after one year through five years	6,266	6,461	3.87
Due after five years through ten years	15,484	16,199	2.85
Due after ten years	51,200	53,325	2.75

Total	$92,552	$95,640	2.69%

The following table presents gross unrealized losses on the Company’s investment securities and the fair value of the related securities and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019.

	2020
		Less than 12 months		12 months or longer		Total
(In thousands)	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”)	1	$—	$—	$548	$(5)	$548	$(5)
Residential collateralized mortgage obligations - GSE	3	5,153	(2)	2,060	(4)	7,213	(6)
Residential mortgage backed securities - GSE	3	203	(6)	—	—	203	(6)
Obligations of state and political subdivisions	1	1,295	(2)	—	—	1,295	(2)
Corporate debt securities	3	—	—	3,399	(95)	3,399	(95)
Other debt securities	7	—	—	11,230	(80)	11,230	(80)

Total temporarily impaired securities	18	$6,651	$(10)	$17,237	$(184)	$23,888	$(194)

	2019
		Less than 12 months		12 months or longer		Total
(In thousands)	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”)	1	$764	$(10)	$—	$—	$764	$(10)
Residential collateralized mortgage obligations - GSE	39	18,328	(138)	13,300	(139)	31,628	(277)
Residential mortgage backed securities - GSE	13	5,505	(59)	—	—	5,505	(59)
Obligations of state and political subdivisions	4	2,311	(25)	527	—	2,838	(25)
Corporate debt securities	6	2,994	(5)	9,396	(129)	12,390	(134)
Other debt securities	12	13,692	(151)	5,598	(100)	19,290	(251)

Total temporarily impaired securities	75	$43,594	$(388)	$28,821	$(368)	$72,415	$(756)

U.S. Treasury securities and obligations of U.S. Government sponsored corporations and agencies: The unrealized losses on investments in these securities were caused by increases in market interest rates. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than temporarily impaired.

Residential collateralized mortgage obligations and residential mortgage backed securities: The unrealized losses on investments in residential collateralized mortgage obligations and residential mortgage backed securities were caused by increases in market interest rates. The contractual cash flows of these securities are guaranteed by the issuer, primarily government or government sponsored agencies. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than temporarily impaired.

Obligations of state and political subdivisions: The unrealized losses on investments in these securities were caused by increases in market interest rates. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. None of the issuers have defaulted on interest payments. These investments are not considered to be other than temporarily impaired because the decline in fair value is attributable to changes in interest rates and not credit quality. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than temporarily impaired.

Corporate debt securities: The unrealized losses on investments in corporate debt securities were caused by an increase in market interest rates, which includes the yield required by market participants for the issuer’s credit risk. None of the corporate issuers have defaulted on interest payments. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than-temporarily impaired.

Other debt securities: The unrealized losses on investments in other debt securities were caused by an increase in market interest rates, which includes the yield required by market participants for the issuer’s credit risk. None of the issuers have defaulted on interest payments. The decline in fair value is attributable to changes in market interest rates. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than-temporarily impaired.

Trust preferred debt securities – pooled: This trust preferred debt security was issued by a two issuer pool (Preferred Term Securities XXV, Ltd. co-issued by Keefe, Bruyette and Woods, Inc. and First Tennessee (“PRETSL XXV”)), consisting primarily of financial institution holding companies. During 2009, the Company recognized an other-than-temporary impairment charge of $865,000, of which $364,000 was determined to be a credit loss and charged to operations and $501,000 was recognized in the other comprehensive income (loss) component of shareholders’ equity. The primary factor used to determine the credit portion of the impairment loss to be recognized in the income statement for this security was the discounted present value of projected cash flow, where that present value of cash flow was less than the amortized cost basis of the security. The present value of cash flow was developed using a model that considered performing collateral ratios, the level of subordination to senior tranches of the security and credit ratings of and projected credit defaults in the underlying collateral. Due to recovery of the cash flows underlying the security, the Company began to accrete the $501,000 of impairment charge in the other comprehensive income component in 2019. Total accretion of $20,000 and $9,000 was recognized in 2020 and 2019, respectively as an increase in the carrying amount of the security. On a quarterly basis, management evaluates this security to determine if any additional other-than-temporary impairment is required. As of December 31, 2020, management concluded that no additional other-than-temporary impairment had occurred.

The Company regularly reviews the composition of the investment securities portfolio, taking into account market risks, the current and expected interest rate environment, liquidity needs and its overall interest rate risk profile and strategic goals.

4. Loans and Loans Held for Sale

The following table presents loans outstanding, by class of loan, as of December 31,

(In thousands)	2020	2019
Commercial real estate	$618,978	$567,655
Mortgage warehouse lines	388,366	236,672
Construction	129,245	148,939
Commercial business	188,728	139,271
Residential real estate	88,261	90,259
Loans to individuals	21,269	32,604
Other loans	113	137

Gross Loans	1,434,960	1,215,537
Deferred loan (fees) costs, net	(1,254)	491

Total	$1,433,706	$1,216,028

The Company’s lending focus and business is concentrated primarily in New Jersey, particularly northern, central and coastal New Jersey and the New York City metropolitan area. A significant portion of the total loan portfolio is secured by real estate or other collateral located in these areas.

The Company is a participant in the Small Business Administration (“SBA”) Preferred Lender Program and originates loans under the program that are later sold. The Company also sells residential mortgage loans in the secondary market on a non-recourse basis, generally with the related loan servicing rights released to purchasers. Loans held for sale at December 31, 2020 and 2019 included $29.8 million and $5.7 million, respectively, in residential mortgage loans that the Company intends to sell under best efforts forward sales commitments providing for delivery to purchasers generally within a two month period. The estimated fair value of the derivatives of interest-rate lock commitments was $537,000 at December 31, 2020 and $159,000 at December 31, 2019.

The following table presents loans held for sale, by type of loan, as of December 31, 2020 and 2019.

(In thousands)	2020	2019
Residential real estate	$29,782	$5,702
SBA	—	225

	$29,782	$5,927

Loans and loan participations sold to others and serviced by the Company are not included in the accompanying Consolidated Balance Sheets. The total amount of such loans and loan participations serviced, but owned by outside investors, amounted to approximately $138.4 million and $104.0 million at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, the carrying value, of servicing assets were $795,000 and $930,000, respectively. The estimated fair value of SBA servicing assets were $1.2 million and $1.2 million at December 31, 2020 and 2019, respectively and were estimated using a discount rate of 10.00% and 10.75% and constant prepayment speeds averaging 14.51% and 14.93% at December 31, 2020 and 2019, respectively.

The table below summarizes the changes in the related servicing assets for the years ended December 31, 2020 and 2019.

(In thousands)	2020	2019
Balance, beginning of year	$930	$991
Servicing assets capitalized	189	259
Amortization expense	(324)	(320)

Balance, end of year	$795	$930

In addition, the Company had discounts of $776,000 and $946,000 related to the retained unguaranteed portion of the SBA loans at December 31, 2020 and 2019, respectively.

5. Allowance for Loan Losses and Credit Quality Disclosures

The Company’s primary lending emphasis is the origination of construction, commercial business and commercial real estate loans and mortgage warehouse lines of credit. Based on the composition of the loan portfolio, the primary inherent risks are deteriorating credit quality, a decline in the economy and a decline in New Jersey and New York City metropolitan area real estate market values. Any one, or a combination, of these events may adversely affect the loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels.

The following table provides an aging of the loan portfolio by loan class at December 31, 2020 and 2019:

	2020
(Dollars in thousands)	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days Accruing	Nonaccrual Loans
Commercial real estate	$—	$—	$7,008	$7,008	$611,970	$618,978	$—	$7,565
Mortgage warehouse lines	—	—	—	—	388,366	388,366	—	—
Construction	—	—	7,500	7,500	121,745	129,245	—	7,500
Commercial business	1	—	84	85	188,643	188,728	—	225
Residential real estate	1,356	91	1,534	2,981	85,280	88,261	871	798
Loans to individuals	12	99	264	375	20,894	21,269	—	273
Other loans	—	—	—	—	113	113	—	—

	$1,369	$190	$16,390	$17,949	$1,417,011	1,434,960	$871	$16,361

Deferred loan (fees) costs, net						(1,254)

Total						$1,433,706

	2019
(Dollars in thousands)	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days Accruing	Nonaccrual Loans
Commercial real estate	$238	$1,927	$3,882	$6,047	$561,608	$567,655	$—	$2,596
Mortgage warehouse lines	—	—	—	—	236,672	236,672	—	—
Construction	—	—	—	—	148,939	148,939	—	—
Commercial business	381	—	330	711	138,560	139,271	—	501
Residential real estate	2,459	271	677	3,407	86,852	90,259	—	708
Loans to individuals	296	—	311	607	31,997	32,604	—	692
Other loans	—	—	—	—	137	137	—	—

	$3,374	$2,198	$5,200	$10,772	$1,204,765	1,215,537	$—	$4,497

Deferred loan (fees) costs, net						491

Total						$1,216,028

Loans are placed in a nonaccrual status when the ultimate collectability of principal or interest in whole, or in part, is in doubt. Commercial loans contractually past-due 90 days or more for either principal or interest are also placed in nonaccrual status unless they are both well secured and in the process of collection. Residential mortgage loans are placed in nonaccrual status when the loans are contractually past due 120 days. Impaired loans are evaluated individually.

As provided by ASC 310-30, the excess of cash flows expected at acquisition over the initial investment in the loan is recognized as interest income over the life of the loan. At December 31, 2020 and 2019, there were $2.4 million and $5.4 million of PCI loans, respectively, that were not classified as non-performing loans due to the accretion of income based on their original contract terms.

Additional income before taxes amounting to $552,000, $318,000 and $155,000 would have been recognized in 2020, 2019 and 2018, respectively, if interest on all loans had been recorded based upon their original contract terms.

Management reviews the adequacy of the allowance for loan losses on at least a quarterly basis to ensure that the provision for loan losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is adequate based on management’s assessment of probable estimated losses. The Company’s methodology for assessing the adequacy of the allowance for loan losses consists of several key elements and is consistent with U.S. GAAP and interagency supervisory guidance. The allowance for loan losses methodology consists of two major components. The first component is an estimation of losses associated with individually identified impaired loans, which follows ASC Topic 310. The second major component estimates losses under ASC Topic 450, which provides guidance for estimating losses on groups of loans with similar risk characteristics. The Company’s methodology results in an allowance for loan losses which includes a specific reserve for impaired loans, an allocated reserve and an unallocated portion.

When analyzing groups of loans under ASC Topic 450, the Company follows the Interagency Policy Statement on the Allowance for Loan and Lease Losses. The methodology considers the Company’s historical loss experience adjusted for changes in trends, conditions, and other relevant factors that affect repayment of the loans as of the evaluation date. These adjustment factors, known as qualitative factors, include:

•	Delinquencies and nonaccruals;

•	Portfolio quality;

•	Concentration of credit;

•	Trends in volume and type of loans;

•	Quality of collateral;

•	Policy and procedures;

•	Experience, ability and depth of management;

•	Economic trends – national and local; and

•	External factors – competition, legal and regulatory.

The methodology includes the segregation of the loan portfolio into loan classes with a further segregation into risk rating categories, such as special mention, substandard, doubtful, and loss. This allows for an allocation of the allowance for loan losses by loan type; however, the allowance is available to absorb any loan loss without restriction. Larger balance, non-homogeneous loans representing significant individual credit exposures are evaluated individually through the internal loan review process. It is this process that produces the watch list for loans that have indications of credit weakness. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated. Based on these reviews, an estimate of probable losses for the individual larger-balance loans are determined, whenever possible, and used to establish specific loan loss reserves. In general, for non-homogeneous loans not individually assessed and for homogeneous groups, such as residential mortgages and consumer credits, the loans are collectively evaluated based on delinquency status, loan type, and historical losses. These loan groups are then internally risk rated.

The watch list includes loans that are assigned a rating of special mention, substandard, doubtful and loss. Loans assigned a rating of special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans rated as doubtful in whole, or in part, are placed in nonaccrual status. Loans classified as a loss are considered uncollectible and are charged off against the allowance for loan losses.

The specific allowance for impaired loans is established for specific loans that have been identified by management as being impaired. These loans are considered to be impaired primarily because the loans have not performed according to payment terms and there is reason to believe that repayment of the loan principal in whole, or in part, is unlikely. The specific portion of the allowance is the total amount of potential unconfirmed losses for these individual impaired loans. To assist in determining the fair value of loan collateral, the Company often utilizes independent third party qualified appraisal firms which, in turn, employ their own criteria and assumptions that may include occupancy rates, rental rates and property expenses, among others.

The second category of reserves consists of the allocated portion of the allowance. The allocated portion of the allowance is determined by taking pools of loans outstanding that have similar characteristics and applying historical loss experience for each pool. This estimate represents the potential unconfirmed losses within the portfolio. Individual loan pools are created for commercial business loans and commercial real estate loans, construction loans, warehouse lines of credit and various types of loans to individuals. The historical loss estimation for each loan pool is then adjusted for qualitative factors such as economic trends, concentrations of credit, trends in the volume of loans, portfolio quality, delinquencies and nonaccrual trends. These factors are evaluated for each class of the loan portfolio and may have positive or negative effects on the allocated allowance for the loan portfolio segment. The aggregate amount resulting from the application of these qualitative factors determines the overall risk for the portfolio and results in an allocated allowance for each of the loan segments.

The Company also maintains an unallocated allowance. The unallocated allowance is used to cover any factors or conditions which may cause a potential loan loss but are not specifically identifiable. It is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan losses is performed, these estimates, by definition, lack precision. Management must make estimates using assumptions and information that is often subjective and changing rapidly.

The following discusses the risk characteristics of each of our loan portfolios.

Commercial Business

The Company offers a variety of commercial loan services, including term loans, lines of credit and loans secured by equipment and receivables. A broad range of short-to-medium term commercial loans, both secured and unsecured, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition and development of real estate and improvements) and the purchase of equipment and machinery. Commercial business loans are granted based on the borrower’s ability to generate cash flow to support its debt obligations and other cash related expenses. A borrower’s ability to repay commercial business loans is substantially dependent on the success of the business itself and on the quality of its management. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, inventory, receivables or other personal property of its borrowers, although the Company occasionally makes commercial business loans on an unsecured basis. Generally, the Company requires personal guarantees of its commercial business loans to offset the risks associated with such loans. Included in the commercial business loans are SBA PPP loans that were funded under the CARES Act. PPP loans are fully guaranteed by the SBA and therefore, are excluded from estimating the allowance for loan losses.

Much of the Company’s lending is in northern, central and coastal New Jersey and in the New York City metropolitan area. As a result of this geographic concentration, a significant broad-based deterioration in economic conditions in New Jersey and the New York City metropolitan area could have a material adverse impact on the Company’s loan portfolio. A prolonged decline in economic conditions in our market area could restrict borrowers’ ability to pay outstanding principal and interest on loans when due. The value of assets pledged as collateral may decline and the proceeds from the sale or liquidation of these assets may not be sufficient to repay the loan.

Commercial Real Estate

Commercial real estate loans are made to businesses to expand their facilities and operations and to real estate operators to finance the acquisition of income producing properties. The Company’s loan policy requires that borrowers have sufficient cash flow to meet the debt service requirements and the value of the property meets the loan-to-value criteria set in the loan policy. The Company monitors loan concentrations by borrower, by type of property and by location and other criteria.

The Company’s commercial real estate portfolio is largely secured by real estate collateral located in the State of New Jersey and the New York City metropolitan area. Conditions in the real estate markets in which the collateral for the Company’s loans are located strongly influence the level of the Company’s non-performing loans. A decline in the New Jersey and the New York City metropolitan area real estate market could adversely affect the Company’s loan portfolio. Decreases in local real estate values would adversely affect the value of property used as collateral for the Company’s loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans.

Construction Financing

Construction financing is provided to businesses to expand their facilities and operations and to real estate developers for the acquisition, development and construction of residential and commercial properties. First mortgage construction loans are made to developers and builders primarily for single family homes and multi-family buildings that are presold or are to be sold or leased on a speculative basis.

The Company lends to builders and developers with established relationships, successful operating histories and sound financial resources. Management has established underwriting and monitoring criteria to minimize the inherent risks of real estate construction lending. The risks associated with speculative construction lending include the borrower’s inability to complete the construction process on time and within budget, the sale or rental of the project within projected absorption periods and the economic risks associated with real estate collateral. Such loans may include financing the development and/or construction of residential subdivisions. This activity may involve financing land purchases and infrastructure development (i.e., roads, utilities, etc.) as well as construction of residences or multi-family dwellings for subsequent sale by the developer/builder. Because the sale or rental of developed properties is integral to the success of developer business, loan repayment may be especially subject to the volatility of real estate market values.

Mortgage Warehouse Lines of Credit

The Company’s Mortgage Warehouse Funding Group provides revolving lines of credit that are available to licensed mortgage banking companies. The warehouse line of credit is used by the mortgage banker to originate one-to-four family residential mortgage loans that are pre-sold into the secondary mortgage market, which includes state and national banks, national mortgage banking firms, insurance companies and government-sponsored enterprises, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and others. On average, an advance under the warehouse line of credit remains outstanding for a period of less than 30 days, with repayment coming directly from the sale of the loan into the secondary mortgage market. Interest and a transaction fee are collected by the Company at the time of repayment.

As a separate segment of the total portfolio, the warehouse loan portfolio is individually analyzed as a whole for allowance for loan losses purposes. Warehouse lines of credit are subject to the same inherent risks as other commercial lending, but the overall degree of risk differs. While the Company’s loss experience with this type of lending has been non-existent since the product was introduced in 2008, there are other risks unique to this lending that still must be considered in assessing the adequacy of the allowance for loan losses. These unique risks may include, but are not limited to, (i) credit risks relating to the mortgage bankers that borrow from us, (ii) the risk of intentional misrepresentation or fraud by any of such mortgage bankers, (iii) changes in the market value of mortgage loans originated by the mortgage banker, the sale of which is the expected source of repayment of the borrowings under a warehouse line of credit, due to changes in interest rates during the time in warehouse or (iv) unsalable or impaired mortgage loans so originated, which could lead to decreased collateral value and the failure of a purchaser of the mortgage loan to purchase the loan from the mortgage banker.

Consumer

The Company’s consumer loan portfolio segment is comprised of residential real estate loans, loans to individuals and other loans. Individual loan pools are created for the various types of loans to individuals. The principal risk is the borrower becomes unemployed or has a significant reduction in income.

In general, for homogeneous groups such as residential mortgages and consumer credits, the loans are collectively evaluated based on delinquency status, loan type and historical losses. These loan groups are then internally risk rated.

The Company considers the following credit quality indicators in assessing the risk in the loan portfolio:

•	Consumer credit scores;

•	Internal credit risk grades;

•	Loan-to-value ratios;

•	Collateral; and

•	Collection experience.

Internal Risk Rating of Loans

The Company’s internal credit risk grades are based on the definitions currently utilized by the banking regulatory agencies. The grades assigned and their definitions are as follows, and loans graded excellent, above average, good and watch list are treated as “pass” for grading purposes:

1. Excellent—Loans that are based upon cash collateral held at the Company and adequately margined. Loans that are based upon “blue chip” stocks listed on the major stock exchanges and adequately margined.

2. Above Average—Loans to companies whose balance sheets show excellent liquidity and long-term debt is on well-spread schedules of repayment easily covered by cash flow. Such companies have been consistently profitable and have diversification in their product lines or sources of revenue. The continuation of profitable operations for the foreseeable future is likely. Management is comprised of a mix of ages, experience and backgrounds, and management succession is in place. Sources of raw materials and, for service companies, the sources of revenue are abundant. Future needs have been planned for. Character and management ability of individuals or company principals are excellent. Loans to individuals are supported by high net worths and liquid assets.

3. Good—Loans to companies whose balance sheets show good liquidity and cash flow adequate to meet maturities of long-term debt with a comfortable margin. Such companies have established profitable records over a number of years, and there has been growth in net worth. Operating ratios are in line with those of the industry, and expenses are in proper relationship to the volume of business done and the profits achieved. Management is well-balanced and competent in their responsibilities. Economic environment is favorable; however, competition is strong. The prospects for growth are good. Loans in this category do not meet the collateral requirements of loans in categories 1 and 2 above. Loans to individuals are supported by good net worth but whose supporting assets are illiquid.

3w. Watch - Included in this category are loans evidencing problems identified by Company management that require closer supervision. Such problems have not developed to the point which requires a “special mention” rating. This category also covers situations where the Company does not have adequate current information upon which credit quality can be determined. The account officer has the obligation to correct these deficiencies within 30 days from the time of notification.

4. Special Mention—A “special mention” loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

5. Substandard—A “substandard” loan is inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

6. Doubtful—A loan classified as “doubtful” has all the weaknesses inherent in a loan classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

7. Loss—A loan classified as “loss” is considered uncollectible and of such little value that its continuance on the books is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this loan even though partial recovery may occur in the future.

The following table provides a breakdown of the loan portfolio by credit quality indicator at December 31, 2020 and 2019:

Credit Exposure by Internally Assigned Grade	2020
(In thousands)	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate
Pass	$121,745	$175,895	$580,699	$387,483	$85,203
Special Mention	—	5,942	15,419	883	358
Substandard	7,500	6,806	22,860	—	2,700
Doubtful	—	85	—	—	—

Total	$129,245	$188,728	$618,978	$388,366	$88,261

Credit Exposure by Payment Activity	2020
(In thousands)	Loans to Individuals	Other Loans
Performing	$20,996	$113
Nonperforming	273	—

Total	$21,269	$113

Credit Exposure by Internally Assigned Grade	2019
(In thousands)	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate
Pass	$147,132	$135,804	$538,104	$235,808	$87,512
Special Mention	—	1,990	9,994	864	922
Substandard	1,807	1,477	19,557	—	1,825
Doubtful	—	—	—	—	—

Total	$148,939	$139,271	$567,655	$236,672	$90,259

Credit Exposure by Payment Activity	2019
(In thousands)	Loans to Individuals	Other Loans
Performing	$31,912	$137
Nonperforming	692	—

Total	$32,604	$137

Impaired Loans Disclosures

Loans are considered to be impaired when, based on current information and events, it is determined that the Company will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. When a loan is placed on nonaccrual status, it is also considered to be impaired. Loans are placed on nonaccrual status when: (1) the full collection of interest or principal becomes uncertain; or (2) they are contractually past due 90 days or more as to interest or principal payments unless the loans are both well secured and in the process of collection.

The following tables summarize the distribution of the allowance for loan losses and loans receivable by loan class and impairment method as of and for the years ended December 31, 2020, 2019 and 2018, respectively.

	2020
(Dollars in thousands)	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate	Loans to Individuals	Other	Unallocated	Deferred Loan (Fees) Costs, Net	Total
Allowance for loan losses:
Beginning balance	$1,389	$1,409	$4,524	$1,083	$412	$185	$—	$269		$9,271
Provision (credit) charged to operations	2,352	1,651	1,890	724	207	(57)	—	(69)		6,698
Loans charged off	—	(364)	—	—	—	(3)	—	—		(367)
Recoveries of loans charged off	—	31	8	—	—	—	—	—		39

Ending balance	$3,741	$2,727	$6,422	$1,807	$619	$125	$—	$200		$15,641

Individually evaluated for impairment	$2,089	$4	$19	$—	$—	$—	$—	$—		$2,112
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—	—
Collectively evaluated for impairment	1,652	2,723	6,403	1,807	619	125	—	200		13,529

Ending balance	$3,741	$2,727	$6,422	$1,807	$619	$125	$—	$200		$15,641

Loans receivables:
Individually evaluated for impairment	$7,500	$959	$11,717	$—	$798	$273	$—	$—	$—	$21,247
Loans acquired with deteriorated credit quality	—	308	3,323	—	410	—	—	—	—	4,041
Collectively evaluated for impairment	121,745	187,461	603,938	388,366	87,053	20,996	113	—	(1,254)	1,408,418

Total	$129,245	$188,728	$618,978	$388,366	$88,261	$21,269	$113	$—	$(1,254)	$1,433,706

	2019
(In thousands)	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate	Loans to Individuals	Other	Unallocated	Deferred Loan (Fees) Costs, Net	Total
Allowance for loan losses:
Beginning balance	$1,732	$1,829	$3,439	$731	$431	$148	$—	$92		$8,402
(Credit) provision charged to operations	(343)	(76)	1,178	352	(19)	38	43	177		1,350
Loans charged off	—	(370)	(93)	—	—	(7)	(43)	—		(513)
Recoveries of loans charged off	—	26	—	—	—	6	—	—		32

Ending balance	$1,389	$1,409	$4,524	$1,083	$412	$185	$—	$269		$9,271

Individually evaluated for impairment	$8	$7	$50	$—	$—	$—	$—	$—		$65
Loans acquired with deteriorated credit quality	—	3	1	—	—	—	—	—	—	4
Collectively evaluated for impairment	1,381	1,399	4,473	1,083	412	185	—	269		9,202

Ending balance	$1,389	$1,409	$4,524	$1,083	$412	$185	$—	$269		$9,271

Loans receivable:
Individually evaluated for impairment	$1,807	$1,251	$6,171	$—	$708	$692	$—	$—	$—	$10,629
Loans acquired with deteriorated credit quality	—	334	5,419	—	504	—	—	—	—	6,257
Collectively evaluated for impairment	147,132	137,686	556,065	236,672	89,047	31,912	137	—	491	1,199,142

Total	$148,939	$139,271	$567,655	$236,672	$90,259	$32,604	$137	$—	$491	$1,216,028

	2018
(In thousands)	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate	Loans to Individuals	Other	Unallocated	Deferred Loan (Fees) Costs, Net	Total
Allowance for loan losses:
Beginning balance	$1,703	$1,720	$2,949	$852	$392	$114	$—	$283		$8,013
(Credit) provision charged to operations	29	158	920	(121)	39	49	17	(191)		900
Loans charged off	—	(62)	(491)	—	—	(16)	(17)	—		(586)
Recoveries of loans charged off	—	13	61	—	—	1	—	—		75

Ending balance	$1,732	$1,829	$3,439	$731	$431	$148	$—	$92		$8,402

Individually evaluated for impairment	$—	$380	$71	$—	$—	$—	$—	$—		$451
Loans acquired with deteriorated credit quality	—	—	2	—	—	—	—	—		$2
Collectively evaluated for impairment	1,732	1,449	3,366	731	431	148	—	92		7,949

Ending balance	$1,732	$1,829	$3,439	$731	$431	$148	$—	$92		$8,402

Loans receivable:
Individually evaluated for impairment	$103	$3,775	$5,093	$—	$1,156	$398	$—	$—	$—	$10,525
Loans acquired with deteriorated credit quality	—	319	1,419	—	—	—	—	—	—	1,738
Collectively evaluated for impairment	149,284	116,496	381,919	154,183	46,107	22,564	181	—	167	870,901

Total	$149,387	$120,590	$388,431	$154,183	$47,263	$22,962	$181	$—	$167	$883,164

When a loan is identified as impaired, the measurement of impairment is based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole remaining source of repayment for the loan is the liquidation of the collateral. In such cases, the current fair value of the collateral less selling costs is used. If the value of the impaired loan is less than the recorded investment in the loan, the impairment is recognized through an allowance estimate or a charge to the allowance.

The following tables summarize information regarding impaired loans receivable by loan class as of and for the years ended December 31, 2020, 2019 and 2018, respectively.

	2020
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Year to Date 2020 Average Recorded Investment	Year to Date 2020 Interest Income Recognized
With no related allowance:
Commercial:
Construction	$—	$—	$—	$4,648	$—
Commercial business	1,120	2,500	—	1,360	58
Commercial real estate	11,806	13,833	—	11,016	328
Mortgage warehouse lines	—	—	—	—	—

	12,926	16,333	—	17,024	386

Consumer:
Residential real estate	1,208	1,465	—	1,260	28
Loans to individuals	273	297	—	476	—
Other	—	—	—	—	—

	1,481	1,762	—	1,736	28

With no related allowance	14,407	18,095	—	18,760	414

With an allowance:
Commercial:
Construction	7,500	7,500	2,089	2,801	—
Commercial business	147	147	4	302	1
Commercial real estate	3,234	3,234	19	3,481	181
Mortgage warehouse lines	—	—	—	—	—

	10,881	10,881	2,112	6,584	182

Consumer:
Residential real estate	—	—	—	—	—
Loans to individuals	—	—	—	—	—
Other	—	—	—	—	—

	—	—	—	—	—

With an allowance	10,881	10,881	2,112	6,584	182

Total:
Construction	7,500	7,500	2,089	7,449	—
Commercial business	1,267	2,647	4	1,662	59
Commercial real estate	15,040	17,067	19	14,497	509
Mortgage warehouse lines	—	—	—	—	—
Residential real estate	1,208	1,465	—	1,260	28
Loans to individuals	273	297	—	476	—
Other	—	—	—	—	—

	$25,288	$28,976	$2,112	$25,344	$596

	2019
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Year to Date 2019 Average Recorded Investment	Year to Date 2019 Interest Income Recognized
With no related allowance:
Commercial:
Construction	$—	$—	$—	$35	$—
Commercial business	680	1,971	—	916	10
Commercial real estate	7,141	8,204	—	2,855	134
Mortgage warehouse lines	—	—	—	—	—

	7,821	10,175	—	3,806	144

Consumer:
Residential real estate	1,212	1,465	—	1,334	6
Loans to individuals	692	802	—	695	—
Other	—	—	—	—	—

	1,904	2,267	—	2,029	6

With no related allowance	9,725	12,442	—	5,835	150

With an allowance:
Commercial:
Construction	1,807	1,807	8	602	56
Commercial business	905	993	10	977	88
Commercial real estate	4,449	5,757	51	4,621	216
Mortgage warehouse lines	—	—	—	—	—

	7,161	8,557	69	6,200	360

Consumer:
Residential real estate	—	—	—	—	—
Loans to individuals	—	—	—	—	—
Other	—	—	—	1	—

	—	—	—	1	—

With an allowance	7,161	8,557	69	6,201	360

Total:
Construction	1,807	1,807	8	637	56
Commercial business	1,585	2,964	10	1,893	98
Commercial real estate	11,590	13,961	51	7,476	350
Mortgage warehouse lines	—	—	—	—	—
Residential real estate	1,212	1,465	—	1,334	6
Loans to individuals	692	802	—	696	—
Other	—	—	—	—	—

	$16,886	$20,999	$69	$12,036	$510

	2018
(Dollars in thousands)	Year to Date 2018 Average Recorded Investment	Year to Date 2018 Interest Income Recognized
With no related allowance:
Commercial:
Construction	$115	$7
Commercial business	1,112	112
Commercial real estate	2,757	48
Mortgage warehouse lines	—	—

	3,984	167

Consumer:
Residential real estate	846	—
Loans to individuals	410	—
Other	—	—

	1,256	—

With no related allowance	5,240	167

With an allowance:
Commercial:
Construction	—	—
Commercial business	3,326	44
Commercial real estate	4,336	252
Mortgage warehouse lines	—	—

	7,662	296

Consumer:
Residential real estate	—	—
Loans to individuals	—	—
Other	—	—

	—	—

With an allowance	7,662	296

Total:
Construction	115	7
Commercial business	4,438	156
Commercial real estate	7,093	300
Mortgage warehouse lines	—	—
Residential real estate	846	—
Loans to individuals	410	—
Other	—	—

	$12,902	$463

Purchased Credit-Impaired Loans

Purchased Credit-Impaired Loans (“PCI”) are loans acquired at a discount that is due in part to credit quality. On November 8, 2019, as part of the Shore merger, the Company acquired purchased credit-impaired loans with loan balances totaling $6.3 million and fair values totaling $4.6 million. On April 11, 2018, as part of the NJCB merger, the Company acquired purchased credit-impaired loans with loan balances totaling $1.1 million and fair values totaling $881,000.

The following table presents additional information regarding PCI loans at December 31, 2020 and 2019:

(In thousands)	2020	2019
Outstanding balance	$5,221	$8,038
Carrying amount	4,041	6,257

In 2020 no loan loss provision was recorded for PCI loans. In 2019 and 2018 $4,000 and $2,000, respectively, in loan loss provisions were recorded for PCI loans.

The following table presents changes in accretable discount for PCI loans for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
Balance at beginning of year	$657	$164	$126
Acquisition of impaired loans	—	658	168
Accretion of discount	(425)	(165)	(130)

Balance at end of year	$232	$657	164

Non-accretable difference at end of year	$1,149	$1,175	$122

The following table presents the years for the scheduled remaining accretable discount that will accrete to income based on the Company’s most recent estimates of cash flows for PCI loans:

(In thousands)	Years ending December 31,
	2021	$179
	2022	53
	2023	—
	Thereafter	—

	Total	$232

Consumer Mortgage Loans Secured by Residential Real Estate in Process of Foreclosure

The following table summarizes the recorded investment in consumer mortgage loans secured by residential real estate in process of foreclosure:

	December 31,
(Dollars in thousands)	2020		2019
	Number of loans	Recorded Investment	Number of loans	Recorded Investment
	1	$311	2	$382

Troubled Debt Restructuring

In the normal course of business, the Company may consider modifying loan terms for various reasons. These reasons may include as a retention strategy to compete in the current interest rate environment or to re-amortize or extend a loan term to better match the loan’s payment stream with the borrower’s cash flow. A modified loan would be considered a troubled debt restructuring (“TDR”) if the Company grants a concession to a borrower and has determined that the borrower is troubled (i.e., experiencing financial difficulties).

If the Company restructures a loan to a troubled borrower, the loan terms (i.e., interest rate, payment, amortization period, maturity date) may be modified in various ways to enable the borrower to cover the modified debt service payments based on current financial information and cash flow adequacy. If a borrower’s hardship is thought to be temporary, then modified terms may only be offered for that time period. Where possible, the Company would attempt to obtain additional collateral and/or secondary repayment sources at the time of the restructure in order to put the Company in the best possible position if the borrower is not able to meet the modified terms. The Company will not offer modified terms if it believes that modifying the loan terms will only delay an inevitable permanent default. At December 31, 2020, there was one commercial real estate loan with a balance of $6.0 million that received an additional deferral of principal payments up to 90 days under the CARES Act, which was not a TDR.

In evaluating whether a restructuring constitutes a troubled debt restructuring, applicable guidance requires that a creditor must separately conclude that the restructuring constitutes a concession and the borrower is experiencing financial difficulties. There were no troubled debt restructurings during the year ended December 31, 2020. The following table is a breakdown of troubled debt restructurings, all of which are classified as impaired, which occurred during the year ended December 31, 2019:

	2019
(Dollars in thousands)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial business	3	$597	$595
Commercial real estate	1	$1,807	$1,807

There were no troubled debt restructurings that subsequently defaulted within 12 months of restructuring during the years ended December 31, 2020 and 2019.

6. Related Parties

Activity related to loans to directors, executive officers and their affiliated interests during the years ended December 31, 2020 2019 and 2018 is as follows:

(In thousands)	2020	2019	2018
Balance, beginning of year	$6,336	$5,805	$2,719
Loans granted	794	3,199	3,365
Repayments of loans	(415)	(2,668)	(279)

Balance, end of year	$6,715	$6,336	$5,805

Related party deposits were $14.2 million, $12.7 million and $12.0 million at December 31, 2020, 2019 and 2018, respectively.

Rent of approximately $129,000, $128,000 and $126,000, was paid in 2020, 2019 and 2018, respectively, to an entity affiliated with a director of the Company for the lease of one of the Company’s offices.

The Company has had and intends to have business transactions in the ordinary course of business with directors, officers and affiliated interests on comparable terms as those prevailing from time to time for other non-affiliated customers of the Company. For these transactions, related expenses are not significant to the operations of the Company.

7. Premises and Equipment

Premises and equipment consist of the following at December 31, 2020 and 2019,

(Dollars in thousands)	Estimated Useful Lives	2020	2019
Land		$2,536	$2,536
Building	40 years	10,666	10,666
Leasehold improvements	3 - 10 years	7,820	7,721
Furniture, fixtures and equipment	3 - 15 years	7,122	6,401
Projects in progress		130	529

		28,274	27,853
Less: Accumulated depreciation		13,929	12,591

Total		$14,345	$15,262

Depreciation expense was $1,338,000, $985,000 and $820,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

8. Other Real Estate Owned (“OREO”)

The following table presents the activity in other real estate owned for the years ended December 31,

(In thousands)	2020	2019	2018
Balance, beginning of year	$571	$2,515	$—
Other real estate owned properties added	—	—	1,460
Other real estate owned properties acquired in NJCB merger	—	—	1,230
Other real estate owned properties acquired in Shore merger	—	605	—
Sales during the year	(479)	(2,549)	—
Forfeitable deposit on other real estate owned	—	—	(175)

Balance, end of year	$92	$571	$2,515

The Company recorded gains and (losses) on sale of other real estate owned of $75,000, $(101,000) and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.

9. Goodwill and Intangible Assets

Goodwill and intangible assets totaled $36.0 million and $36.8 million at December 31, 2020 and 2019, respectively. The table below presents goodwill at December 31,

(In thousands)	2020	2019
Beginning balance	$35,048	$11,854
Additions and adjustments	(386)	23,194

Ending balance	$34,662	$35,048

At the time of the Shore acquisition tax liabilities were estimated. Subsequently new information was obtained from facts and circumstances that existed at the time of the Shore acquisition, which resulted in a $386,000 reduction of the estimated tax liability and a corresponding decrease in goodwill to $22.8 million at December 31, 2020. See Note 2: Acquisitions.

The table below presents core deposit intangible assets at December 31,

(In thousands)	2020	2019
Beginning balance	$1,731	$404
Additions	—	1,467
Amortization expense	(390)	(140)

Ending balance	$1,341	$1,731

Amortization expense of intangible assets was $390,000, $140,000 and $318,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Scheduled amortization of the core deposits intangible is as follows:

(In thousands)	Year	Amount
	2021	$314
	2022	263
	2023	213
	2024	164
	2025	134
	After five years	253

		$1,341

10. Deposits

The following table presents the details of total deposits at December 31,

(Dollars in thousands)	2020	% of Total Deposits	2019	% of Total Deposits
Non-interest bearing	$425,210	27.21%	$287,555	22.51%
Interest bearing	441,772	28.27	393,392	30.80
Savings	334,226	21.38	259,033	20.28
Certificates of deposit	361,631	23.14	337,382	26.41

	$1,562,839	100.00%	$1,277,362	100.00%

At December 31, 2020, certificates of deposit have contractual maturities as follows:

(In thousands)	Year	Amount
	2021	$304,466
	2022	43,310
	2023	6,163
	2024	2,851
	2025	4,841

		$361,631

Certificates of deposit greater than $250,000 were $45.1 million and $51.1 million at December 31, 2020 and December 31, 2019, respectively.

11. Borrowings

At December 31, 2020 the Company had overnight borrowings totaling $9.8 million with an average interest rate of 0.34%. Overnight borrowings at December 31, 2019 totaled $92.1 million with a weighted average interest rate of 1.81%. These borrowings are primarily used to fund asset growth not supported by deposit generation.

At December 31, 2020, unused borrowing potential from the FHLB totaled $301.8 million and unused fed funds borrowing commitments from correspondent banks totaled $46.0 million.

12. Redeemable Subordinated Debentures

On May 30, 2006, the Company established 1ST Constitution Capital Trust II (“Trust II”), a Delaware business trust and wholly-owned subsidiary of the Company, for the sole purpose of issuing $18.0 million of trust preferred securities (the “Capital Securities”). Trust II utilized the $18.0 million in proceeds, along with $557,000 invested in Trust II by the Company, to purchase $18,557,000 of floating rate junior subordinated debentures issued by the Company and due to mature on June 15, 2036. The subordinated debentures carry a floating interest rate based on the three-month LIBOR plus 165 basis points (1.8665% at December 31, 2020). The Capital Securities were issued in connection with a pooled offering involving approximately 50 other financial institution holding companies. All of the Capital Securities were sold to a single pooling vehicle. The floating rate junior subordinated debentures are the only asset of Trust II and have terms that mirrored the Capital Securities. These debentures are redeemable in whole or in part prior to maturity. Trust II is obligated to distribute all proceeds of a redemption of these debentures, whether voluntary or upon maturity, to holders of the Capital Securities. The Company’s obligation with respect to the Capital Securities and the debentures, when taken together, provided a full and unconditional guarantee on a subordinated basis by the Company of the obligations of Trust II to pay amounts when due on the Capital Securities. Interest payments on the floating rate junior subordinated debentures flow through Trust II to the pooling vehicle.

13. Income Taxes

The components of income tax expense are summarized as follows for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
Federal:
Current	$5,358	$2,826	$2,479
Deferred	(1,122)	418	209
Remeasurement of deferred tax assets and liabilities	—	—	(28)

	4,236	3,244	2,660

State:
Current	3,160	1,610	1,561
Deferred	(789)	186	96

	2,371	1,796	1,657

	$6,607	$5,040	$4,317

A comparison of income tax expense at the Federal statutory rate of 21% in 2020, 2019 and 2018 to the Company’s provision for income taxes is as follows:

(In thousands)	2020	2019	2018
Federal income tax	$5,186	$3,922	$3,437
Add (deduct) effect of:
State income taxes net of federal income tax effect	1,873	1,419	1,309
Tax-exempt interest income	(408)	(348)	(416)
Bank-owned life insurance	(172)	(131)	(110)
Executive compensation	144	120	96
Remeasurement of federal deferred tax assets and liabilities	—	—	(28)
Other items, net	(16)	58	29

Provision for income taxes	$6,607	$5,040	$4,317

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows at December 31, 2020 and 2019:

(In thousands)	2020	2019
Deferred tax assets:
Allowance for loan losses	$4,510	$2,606
Supplemental executive retirement plan liability	1,385	1,343
Other than temporary impairment loss	112	118
Depreciation	697	752
Nonaccrual interest	525	318
Acquisition accounting adjustments	687	1,121
Lease liability	4,888	5,233
Federal net operating loss carryover, net	789	830
Other	412	103

Total gross deferred tax assets	$14,005	$12,424

Deferred tax liabilities:
Deferred costs	703	631
Pension liability	124	102
Right-of-use assets	4,652	5,048
Unrealized gain on securities available for sale	644	111

Total gross deferred tax liabilities	$6,123	$5,892

Net deferred tax assets	$7,882	$6,532

Based upon the current facts, management has determined that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurances about the level of future earnings.

The Company is subject to U.S. Federal income tax as well as income tax of the State of New Jersey and other states. The tax years of 2017, 2018, and 2019 remain open to federal examination. The tax years of 2015, 2016, 2017, 2018, and 2019 remain open for state examination. The tax year 2020 will be open for federal and state examination when filed.

At December 31, 2020, the Company has $5.6 million of federal net operating loss carryforwards which begin to expire in 2034, unless previously used. These net operating loss carryforwards arose from the NJCB Merger. The Company’s use of these net operating loss carryforwards is limited by statute to a maximum of $197,000 per year.

14. Comprehensive Income and Accumulated Other Comprehensive Income

Comprehensive income is the total of net income and all other changes in equity from non-shareholder sources, which are referred to as other comprehensive income. The components of accumulated other comprehensive income that are included in shareholders’ equity and the related tax effects are as follows at December 31, 2020 and 2019:

	2020
(In thousands)	Before-Tax Amount	Income Tax Effect	Net-of-Tax Amount
Net unrealized holding gain on securities available for sale	$2,616	$(644)	$1,972
Unrealized impairment loss on held to maturity security	(472)	112	(360)
Gains on unfunded pension liability	444	(124)	320

Total other comprehensive income	$2,588	$(656)	$1,932

	2019
	Before-Tax Amount	Income Tax Effect	Net-of-Tax Amount
Net unrealized holding loss on securities available for sale	$414	$(111)	$303
Unrealized impairment loss on held to maturity security	(492)	118	(374)
Gains on unfunded pension liability	364	(102)	262

Total other comprehensive income	$286	$(95)	$191

Changes in the components of accumulated other comprehensive income (loss) are as follows and are presented net of tax:

(In thousands)	Unrealized Holding Gains (Losses) on Available for Sale Securities	Unrealized Impairment Loss on Held to Maturity Security	Unfunded Pension Liability	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2017	$(434)	$(382)	$80	$(736)
Other comprehensive income (loss) before reclassifications	(1,236)	—	192	(1,044)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	(44)	(44)
Reclassification adjustments for gains realized in income	(9)	—	—	(9)

Other comprehensive income (loss)	(1,245)	—	148	(1,097)

Balance, December 31, 2018	(1,679)	(382)	228	(1,833)
Other comprehensive income before reclassifications	2,005	—	156	2,161
Amounts reclassified from accumulated other comprehensive income (loss)	—	8	(122)	(114)
Reclassification adjustments for gains realized in income	(23)	—	—	(23)

Other comprehensive income	1,982	8	34	2,024

Balance, December 31, 2019	303	(374)	262	191

Other comprehensive income before reclassifications	1,670	—	198	1,868
Amounts reclassified from accumulated other comprehensive income (loss)	—	14	(140)	(126)
Reclassification adjustments for gains realized in income	(1)	—	—	(1)

Other comprehensive income	1,669	14	58	1,741

Balance, December 31, 2020	$1,972	$(360)	$320	$1,932

15. Benefit Plans

Retirement Savings Plan: The Bank has a 401(k) Plan (the “Plan”) which covers substantially all employees with six months or more of service. The plan permits all eligible employees to make contributions to the Plan up to the IRS salary deferral limit. Under the Plan, the Bank provided a matching contribution of 50%, up to 6% of base compensation. Employer contributions to the Plan amounted to $441,000, $348,000 and $343,000 in 2020, 2019 and 2018, respectively.

Bank-Owned Life Insurance: In connection with the benefit plans, the Bank has life insurance policies on the lives of its executives, directors, officers and employees. The Bank is the owner and beneficiary of the policies. The cash surrender values of the policies totaled approximately $37.3 million and $36.7 million as of December 31, 2020 and 2019, respectively.

Supplemental Executive Retirement Plan

The Company also provides retirement benefits to certain employees under supplemental executive retirement plans (the “Supplemental Plans”). The Supplemental Plans are unfunded and the Company accrues actuarially determined benefit costs over the estimated service period of the employees participating in the Supplemental Plans. The present value of the benefits accrued under the Supplemental Plans as of December 31, 2020 and 2019 is approximately $4.5 million and $4.4 million, respectively, and is included in other liabilities and accumulated other comprehensive loss in the accompanying consolidated balance sheets. Compensation expense related to the Supplemental Plans of $147,000, $177,000 and $287,000 is included in the accompanying consolidated statements of income for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table sets forth the changes in benefit obligations of the Company’s Supplemental Plans for the years ended December 31, 2020 and 2019.

(In thousands)	2020	2019
Change in Benefit Obligation
Beginning January 1	$4,416	$4,285
Service cost	184	189
Interest cost	165	164
Actuarial gain	(282)	(222)
Benefits paid	—	—

Ending December 31	$4,483	$4,416

Amount Recognized in Consolidated Balance Sheets
Liability for pension	$4,927	$4,780
Net actuarial gain included in accumulated other comprehensive income	(444)	(364)

Net recognized pension liability	$4,483	$4,416

Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$4,483	$4,416
Accumulated benefit obligation	4,310	4,245

The following table sets forth the components of net periodic benefit cost for the years ended December 31, 2020, 2019 and 2018.

(In thousands)	2020	2019	2018
Service cost	$184	$189	$192
Interest cost	165	164	157
Recognized net actuarial gain	(202)	(176)	(62)

Net periodic benefit cost	$147	$177	$287

For each of the years ended December 31, 2020, 2019 and 2018, the weighted-average discount rate was 4% and the assumed salary increase was 4% for each of the same years.

Management’s expectation as of December 31, 2020 for the projected annual benefit payments is represented in the table below.

(In thousands)
2021	$4,785
2022	—
2023	—
2024	—
2025	—
Thereafter	—

$4,785

16. Share-Based Compensation

The Company’s stock-based incentive plans (the “Stock Plans”) authorize the issuance of an aggregate of 945,873 shares of the Company’s common stock (as adjusted for stock dividends) pursuant to awards that may be granted in the form of stock options to purchase common stock (“Options”), awards of restricted shares of common stock (“Stock Awards”) and restricted stock units (“RSUs”). The purpose of the Stock Plans is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, employees and other persons to promote the success of the Company. Under the Stock Plans, Options have a term of ten years after the date of grant, subject to earlier termination in certain circumstances. Options are granted with an exercise price at the then fair market value of the Company’s common stock. The grant date fair value is calculated using the Black-Scholes option valuation model. As of December 31, 2020, there were 375,266 shares of common stock available for future grants under the Stock Plans.

Share-based compensation expense related to Options was $70,000, $55,000 and $57,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

As of December 31, 2020, there was approximately $94,000 of unrecognized compensation cost related to unvested Options granted under the Stock Plans that is expected to be recognized over the next four years.

Transactions in Options under the Stock Plans during the year ended December 31, 2020 are summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding at January 1, 2020	122,151	$9.85	3.9	$1,500
Granted	27,000	17.53	9.1
Exercised	(10,536)	7.13
Forfeited	(1,300)	—
Expired or exchanged	(3,193)	—

Outstanding at December 31, 2020	134,122	$11.61	4.3	$731

Exercisable at December 31, 2020	101,662	$9.56	3.0	$703

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between market value of the Company’s common stock on the last trading day of 2020 and the exercise price). The Company’s closing stock price on December 31, 2020 was $15.87. During the year ended December 31, 2020, the aggregate intrinsic value of Options exercised was $134,000 and the Company received cash totaling $39,000 for Options exercised.

The following table summarizes the Options that were outstanding and exercisable at December 31, 2020:

	Outstanding Options			Exercisable Options
Exercise Price Range	Number	Average Life in Years	Average Exercise Price	Number	Average Life in Years	Average Exercise Price
$5.54 to $5.63	44,897	0.8	$5.61	44,897	0.8	$5.61
$7.26 to $9.30	17,737	2.2	7.64	17,737	2.2	7.64
$10.10 to $13.13	30,958	6.3	11.84	20,478	4.8	11.19
$18.30 to $21.92	40,530	7.7	19.81	18,550	7.2	19.16

	134,122	4.3	$11.61	101,662	3.0	$9.56

The fair value of each Option and the significant weighted average assumptions used to calculate the fair value of the Options granted during the years ended December 31, 2020, 2019 and 2018 are as follows:

	January 6, 2020	March 19, 2020	2019	2018
Fair value of options granted	$5.27	$2.09	$5.63	$5.93
Risk-free rate of return	1.72%	1.00%	2.55%	2.46%
Expected option life in years	7	7	7	7
Expected volatility	24.53%	24.63%	29.09%	31.35%
Expected dividends	1.35%	2.86%	1.56%	1.18%

Share-based compensation expense related to Stock Awards was $1.1 million, $1.0 million and $962,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

As of December 31, 2020, there was approximately $1.5 million of unrecognized compensation cost related to non-vested stock awards that will be recognized over the next four years.

The following table summarizes the activity in unvested Stock Awards for the year ended December 31, 2020:

	Number of Shares	Weighted Average Grant-Date Fair Value
Balance, January 1, 2020	134,359	$13.84
Granted	59,500	14.45
Vested	(62,501)	17.31
Forfeited	(1,475)	—

Balance at December 31, 2020	129,883	$12.61

The value of the Stock Awards is based upon the market value of the common stock on the date of grant. The Stock Awards generally vest over a four year service period, except for stock awards granted to the members of the Board of Directors which generally vest over a two year service period, with compensation expense recognized on a straight-line basis.

The following table summarizes the activity in RSUs for the year ended December 31, 2020:

	Number of Shares	Weighted Average Grant-Date Fair Value
Balance, January 1, 2020	10,300	$19.38
Granted	18,950	21.92
Vested	(3,433)	19.38
Forfeited	—	—

Balance at December 31, 2020	25,817	$21.24

Share based compensation expense related to RSUs was $194,000 and $67,000 for the year ended December 31, 2020 and 2019, respectively. As of December 31, 2020, there was approximately $255,000 of unrecognized compensation expense related to unvested RSUs.

RSUs vest pro-rata over 3 years subject to achievement of certain established performance metrics. The ultimate number of RSUs earned, if any, will depend on the performance measured over each annual period during the applicable 3-year performance period. If performance measures are achieved, the RSUs will vest on the date of certification of performance achievement by the Compensation Committee following each annual performance period. On March 19, 2020, the Compensation Committee certified that the applicable performance metrics were achieved at 138% of target for 2019. Awards of RSUs are settled in cash unless the recipient timely elects for the RSUs to be settled in shares of common stock. The RSUs are recorded as a liability by the Company and the liability is adjusted as the market value of the Company’s stock price changes.

17. Commitments and Contingencies

Commitments With Off-Balance Sheet Risk: The consolidated balance sheet does not reflect various commitments relating to financial instruments which are used in the normal course of business. Management does not anticipate that the settlement of those financial instruments will have a material adverse effect on the Company’s financial condition. These instruments include commitments to extend credit and letters of credit. These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. As these off-balance sheet financial instruments have essentially the same credit risk involved in extending loans, the Company generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for on-balance sheet investments. Additionally, as some commitments and conditional obligations are expected to expire without being drawn or returned, the contractual amounts do not necessarily represent future cash requirements.

Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Company receives a fee for providing a commitment. The Company was committed to advance $66.8 million and $45.3 million for loans that have not closed and $341.9 million and $381.0 million for lines of credit on closed loans as of December 31, 2020 and 2019, respectively.

The Company issues financial standby letters of credit that are within the scope of ASC Topic 460, “Guarantees.” These are irrevocable undertakings by the Company to guarantee payment of a specified financial obligation. Most of the Company’s financial standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments that the Company could be required to make under these standby letters of credit amounted to $686,000 at December 31, 2020 and $4.3 million at December 31, 2019. The current amount of the liability as of December 31, 2020 and 2019 for guarantors under standby letters of credit is not material.

The Company also enters into best efforts forward sales commitments to sell residential mortgage loans. These commitments are used to reduce the Company’s market price risk during the period from the commitment date to the sale date. The Company’s forward sales commitments were approximately $72.2 million at December 31, 2020 and $15 million at December 31, 2019. The notional amount of the locked rate origination commitments were $42.5 million and $9.3 million at December 31, 2020 and 2019, respectively, and the fair value of the locked rate loan origination commitments were $537,000 and $159,000 at December 31, 2020 and 2019, respectively.

Litigation: The Company may, in the ordinary course of business, become a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business. The Company may also have various commitments and contingent liabilities which are not reflected in the accompanying consolidated balance sheet. Management is not aware of any present legal proceedings or contingent liabilities and commitments that would have a material impact on the Company’s financial condition or results of operations.

18.	Other Operating Expenses

The components of other operating expenses for the years ended December 31, 2020, 2019 and 2018 are as follows:

(Dollars in thousands)	2020	2019	2018
Regulatory, professional and other consulting fees	$2,025	$1,806	$1,713
Equipment	1,640	1,286	1,175
Telephone	506	400	391
Amortization of intangible assets	390	140	318
Insurance	441	391	375
Supplies	339	275	294
Marketing	124	302	280
Other expenses	2,010	1,983	1,946

	$7,475	$6,583	$6,492

19.	Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Common Equity Tier 1, Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital to average assets (Leverage ratio, as defined). As of December 31, 2020, the Company and the Bank met all capital adequacy requirements to which they are subject.

To be categorized as adequately capitalized, the Company and the Bank must maintain minimum Common Equity Tier 1, Total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier I leverage capital ratios as set forth in the below table. As of December 31, 2020, the Bank’s capital ratios exceeded the regulatory standards for well-capitalized institutions. Certain bank regulatory limitations exist on the availability of the Bank’s assets for the payment of dividends by the Bank without prior approval of bank regulatory authorities.

In July 2013, the Federal Reserve Board and the FDIC approved revisions to their capital adequacy guidelines and prompt corrective action rules that implemented and addressed the revised standards of Basel III and addressed relevant provisions of the Dodd-Frank Act. The Federal Reserve Board’s final rules and the FDIC’s interim final rules (which became final in April 2014 with no substantive changes) apply to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more (which was subsequently increased to $1 billion or more in May 2015) and top-tier savings and loan holding companies (“banking organizations”). Among other things, the rules established a Common Equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets) and increased the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets). Banking organizations are also required to have a total capital ratio of at least 8% and a Tier 1 leverage ratio of at least 4%.

The rules also limited a banking organization’s ability to pay dividends, engage in share repurchases or pay discretionary bonuses if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of Common Equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The rules became effective for the Company and the Bank on January 1, 2015. The fully phased in capital conservation buffer was 2.5% of Common Equity Tier 1 capital to risk-weighted assets in 2020 and 2019. As of December 31, 2020, the Company and the Bank maintained a capital conservation buffer of at least 2.5%.

On September 17, 2019, the federal banking agencies adopted a final rule, effective January 1, 2020, creating a community bank leverage ratio framework for institutions with total consolidated assets of less than $10 billion and that meet other qualifying criteria. The community bank leverage ratio framework provides for a simpler measure of capital adequacy for qualifying institutions. Qualifying institutions that elect to use the community bank leverage ratio framework and that maintain a leverage ratio of greater than 9% will be considered to have satisfied the generally applicable risk-based and leverage capital requirements in the federal banking agencies’ capital rules and to have met the “well capitalized” ratio requirements. The Company and the Bank did not elect to use the framework.

The Bank’s actual capital amounts and ratios are presented in the following table:

					To Be Well Capitalized Under Prompt
			For Capital		Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Common equity Tier 1	$167,067	11.11%	$67,676	4.50%	$97,754	6.50%
Total capital to risk-weighted assets	182,708	12.15%	120,313	8.00%	150,391	10.00%
Tier 1 capital to risk-weighted assets	167,067	11.11%	90,235	6.00%	120,313	8.00%
Tier 1 leverage capital	167,067	9.40%	71,083	4.00%	88,854	5.00%
As of December 31, 2019
Common equity Tier 1	$150,725	10.99%	$61,579	4.50%	$88,948	6.50%
Total capital to risk-weighted assets	159,996	11.67%	109,474	8.00%	136,843	10.00%
Tier 1 capital to risk-weighted assets	150,725	10.99%	82,106	6.00%	109,474	8.00%
Tier 1 leverage capital	150,725	10.54%	57,222	4.00%	71,528	5.00%

The Company’s actual capital amounts and ratios are presented in the following table:

					To Be Well Capitalized Under Prompt
			For Capital		Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Common equity Tier 1	$149,292	9.92%	$67,701	4.50%	N/A	N/A
Total capital to risk-weighted assets	182,933	12.16%	120,357	8.00%	N/A	N/A
Tier 1 capital to risk-weighted assets	167,292	11.12%	90,268	6.00%	N/A	N/A
Tier 1 leverage capital	167,292	9.41%	71,105	4.00%	N/A	N/A
As of December 31, 2019
Common equity Tier 1	$133,046	9.70%	$61,604	4.50%	N/A	N/A
Total capital to risk-weighted assets	160,317	11.69%	109,519	8.00%	N/A	N/A
Tier 1 capital to risk-weighted assets	151,046	11.01%	82,139	6.00%	N/A	N/A
Tier 1 leverage capital	151,046	10.56%	57,245	4.00%	N/A	N/A

Dividend payments by the Bank to the Company are subject to the New Jersey Banking Act of 1948, as amended (the “Banking Act”) and the Federal Deposit Insurance Act, as amended (the “FDIA”). Under the Banking Act, the Bank may not pay dividends unless, following the dividend payment, the capital stock of the Bank will be unimpaired and (i) the Bank will have a surplus of not less than 50% of its capital stock or, if not, (ii) the payment of such dividend will not reduce the surplus of the Bank. Under the FDIA, the Bank may not pay any dividends if after paying the dividend, it would be undercapitalized under applicable capital requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice. The Bank is also limited in paying dividends if it does not maintain the necessary “capital conservation buffer” as discussed below.

It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the immediately preceding year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividend that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiary. A bank holding company may not pay dividends when it is insolvent. The Company’s payment of cash dividends to date were within the guidelines set forth in the Federal Reserve Board’s policy.

In the event the Company defers payments on the junior subordinated debentures used to fund payments to be made pursuant to the terms of the Capital Securities, the Company would be unable to pay cash dividends on its common stock until the deferred payments are made.

20.	Shareholders’ Equity

The Board of Governors of the Federal Reserve System has issued a supervisory letter to bank holding companies that contains guidance on when the board of directors of a bank holding company should eliminate or defer or severely limit dividends, including, for example, when net income available for shareholders for the past four quarters, net of dividends paid during that period, is not sufficient to fully fund the dividends. The letter also contains guidance on the redemption of stock by bank holding companies which urges bank holding companies to advise the Federal Reserve of any such redemption or repurchase of common stock for cash or other value which results in the net reduction of a bank holding company’s capital at the beginning of the quarter below the capital outstanding at the end of the quarter. The Company’s payment of cash dividends to date were within the guidelines set forth in the Federal Reserve Board’s supervisory letter.

On January 21, 2016, the Board of Directors of the Company authorized a new common stock repurchase program. Under the new common stock repurchase program, the Company may purchase in open market or privately negotiated transactions up to five (5%) percent of its common shares outstanding on the date of the approval of the stock repurchase program, which limitation will be adjusted for any future stock dividends. This new repurchase program replaced the repurchase program authorized on August 3, 2005. The Company repurchased no shares during the years ended December 31, 2020, 2019 and 2018 under this program. For the year ended December 31, 2020, the Company withheld 14,411 shares of common stock in connection with the vesting of restricted stock awards to satisfy applicable tax withholding obligations.

21.	Fair Value Disclosures

U.S. GAAP has established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1.

Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2.

Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3.

Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and counterparty creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective value or reflective of future values. While management believes that the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Securities Available for Sale: Securities classified as available for sale are reported at fair value utilizing Level 1 and Level 2 inputs. For Level 2 securities, the fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

Interest Rate Lock Derivatives. Interest rate lock commitments do not trade in active markets with readily observable prices. The fair value of an interest rate lock commitment is estimated based upon the forward sales price that is obtained in the best efforts commitment, taking into consideration the probability that the locked rate commitments will close.

Impaired loans: Loans included in the following table are those which the Company has measured and recognized impairment based generally on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third party appraisals of the properties or discounted expected cash flows. These assets are included as Level 3 fair values based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balances less specific valuation allowances.

Other Real Estate Owned. Foreclosed properties are adjusted to fair value less estimated selling costs at the time of foreclosure in preparation for transfer from portfolio loans to other real estate owned (“OREO”), thereby establishing a new accounting basis. The Company subsequently adjusts the fair value of the OREO, utilizing Level 3 inputs on a non-recurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value. The fair value of other real estate owned is determined using appraisals, which may be discounted based on management’s review and changes in market conditions.

The following table summarizes financial assets measured at fair value on a recurring basis, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	December 31, 2020
(In thousands)	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”)	$—	$3,439	$—	$3,439
Residential collateralized mortgage obligations - GSE	—	36,779	—	36,779
Residential mortgage backed securities-GSE	—	13,597	—	13,597
Obligations of state and political subdivisions	—	27,452	—	27,452
Corporate debt securities	9,287	12,080	—	21,367
Other debt securities	—	22,563	—	22,563
Interest rate lock derivative	—	537	—	537

Total	$9,287	$116,447	$—	$125,734

	December 31, 2019
(In thousands)	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Securities available for sale:
U.S. Treasury securities and obligations of U.S Government sponsored corporations (“GSE”)	$—	$764	$—	$764
Residential collateralized mortgage obligations - GSE	—	53,175	—	53,175
Residential mortgage backed securities – GSE	—	18,387	—	18,387
Obligations of state and political subdivisions	—	33,519	—	33,519
Corporate debt securities	11,151	13,570	—	24,721
Other debt securities	—	25,216	—	25,216
Interest rate lock derivative	—	159	—	159

Total	$11,151	$144,790	$—	$155,941

Certain financial assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Financial assets measured at fair value on a non-recurring basis at December 31, 2020 and 2019 are as follows:

(In thousands)	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
December 31, 2020
Impaired loans	—	—	$8,769	$8,769
Other real estate owned	—	—	92	92
December 31, 2019
Impaired loans	—	—	$7,092	$7,092
Other real estate owned	—	—	93	93

Impaired loans, measured at fair value and included in the above table, consisted of 5 loans having an aggregate balance of $10.9 million and specific loan loss allowances of $2.1 million at December 31, 2020 and 12 loans having an aggregate balance of $7.2 million and specific loan loss allowances of $69,000 at December 31, 2019.

The following table presents additional qualitative information about assets measured at fair value on a non-recurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2020
Impaired loans	$8,769	Appraisal of collateral (1)	Appraisal adjustments (2)	0.1%-40.4% (12.6%)
Other real estate owned	92	Appraisal of collateral (1)	Appraisal adjustments (2)	79.0% (79.0%)
December 31, 2019
Impaired loans	$7,092	Appraisal of collateral (1)	Appraisal adjustments (2)	0.1%-40% (12.6%)
Other real estate owned	$93	Appraisal of collateral (1)	Appraisal adjustments (2)	47%-(47.0%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level 3 inputs that are not identifiable.
(2)	Includes qualitative adjustments by management and estimated liquidation expenses.

The following is a summary of the fair value and the carrying value of all of the Company’s financial instruments. For the Company and the Bank, as for most financial institutions, the bulk of assets and liabilities are considered financial instruments. Many of the financial instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations are used. Changes in assumptions could significantly affect these estimates.

The fair values and the carrying value of financial instruments at December 31, 2020 and 2019 were as follows:

	2020
(In thousands)	Carrying Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Cash and cash equivalents	$21,995	$21,995	$—	$—	$21,995
Securities available for sale	125,197	9,287	115,910	—	125,197
Securities held to maturity	92,552	—	95,640	—	95,640
Loans held for sale	29,782	—	30,618	—	30,618
Net loans	1,418,065	—	—	1,463,821	1,463,821
SBA servicing asset	795	—	1,209	—	1,209
Interest rate lock derivative	537	—	537	—	537
Accrued interest receivable	5,273	—	5,273	—	5,273
FHLB Stock	1,498	—	1,498	—	1,498
Deposits	(1,562,839)	—	(1,564,431)	—	(1,564,431)
Short-term borrowings	(9,825)	—	(9,825)	—	(9,825)
Redeemable subordinated debentures	(18,557)	—	(10,932)	—	(10,932)
Accrued interest payable	(851)	—	(851)	—	(851)

	2019
(In thousands)	Carrying Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Cash and cash equivalents	$14,842	$14,842	$—	$—	$14,842
Securities available for sale	155,782	11,151	144,631	—	155,782
Securities held to maturity	76,620	—	78,223	—	78,223
Loans held for sale	5,927	—	6,093	—	6,093
Net loans	1,206,757	—	—	1,243,088	1,243,088
SBA servicing asset	930	—	1,245	—	1,245
Interest rate lock derivative	159	—	159	—	159
Accrued interest receivable	4,945	—	4,945	—	4,945
FHLB Stock	4,176	—	4,176	—	4,176
Deposits	(1,277,362)	—	(1,278,166)	—	(1,278,166)
Short-term borrowings	(92,050)	—	(92,050)	—	(92,050)
Redeemable subordinated debentures	(18,557)	—	(12,837)	—	(12,837)
Accrued interest payable	(1,592)	—	(1,592)	—	(1,592)

Loan commitments and standby letters of credit as of December 31, 2020 and 2019 were based on fees charged for similar agreements; accordingly, the estimated fair values of loan commitments and standby letters of credit were nominal.

22.	Revenue from Contracts with Customers

All of the Company’s revenue from contracts with customers in the scope of Topic 606 is recognized within non-interest income. The following table presents the Company’s sources of non-interest income for the years ended December 31, 2020, 2019 and 2018. Items outside the scope of Topic 606 are noted as such.

	For the Years Ended December 31,
(Dollars in thousands)	2020	2019	2018
Service charges on deposits:
Overdraft fees	$195	$368	$343
Other	406	295	295
Interchange income	660	460	405
Other income - in scope	623	412	521
Gain (loss) on sale of OREO	75	(101)	—
Income on BOLI (1)	818	623	575
Gains on sales of loans, net (1)	10,230	4,885	4,475
Loan servicing fees (1)	652	711	656
Gain on sales/calls of securities (1)	101	30	12
Gain from bargain purchase (1)	—	—	230
Other income (1)	883	554	406

	$14,643	$8,237	$7,918

(1)	Not within the scope of Topic 606

A description of the Company’s revenue streams accounted for under Topic 606 follows:

Service Charges on Deposits: The Company earns fees from its deposit account customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Interchange Income: The Company earns interchange fees from debit cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

Other Income: The Company earns other fees from the execution of and receipt of wire transfers for customers, the rental of safe deposit boxes and fees for other services provided to customers. These fees are recognized at the time the transaction is executed or the service is provided as that is the point in time the Company fulfills the customer’s request.

Gain (loss) on Sale of OREO: The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. The Company generally does not finance the sale of OREO to the buyer; however, in determining the gain or loss on the sale, the Company adjusts the transaction price and related gain or loss on sale if a significant financing component is present.

23.	Leases

At December 31, 2020, the Company had 37 operating leases under which the Company is a lessee. Of the 37 leases, 23 leases were for real property, including leases for 19 of the Company’s branch offices and 4 leases were for general office space including the Company’s headquarters. All of the real property leases include one or more options to extend the lease term. Four of the branch office leases are for the land on which the branch offices are located and the Company owns the leasehold improvements.

In addition, the Company had 13 leases for office equipment, which are primarily copiers and printers and one automobile lease. None of these leases include extensions and they generally have three to five year terms.

The Company does not have any finance leases.

For the years ended December 31, 2020, 2019 and 2018, the Company recognized rent and equipment expense associated with these leases as follows:

(In thousands)	2020	2019	2018
Operating lease cost:
Fixed rent expense and equipment expense	$2,697	$2,021	$2,055
Short-term lease expense	47	12	—

Net lease cost	$2,744	$2,033	$2,055

(In thousands)	2020	2019	2018
Lease cost - occupancy expense	$2,495	$1,778	$1,801
Lease cost - other expense	249	255	254

Net lease cost	$2,744	$2,033	$2,055

Following is the cash and non-cash activities that were associated with the leases for the years ended December 31, 2020, 2019 and 2018:

	For the Year Ended December 31,
(In thousands)	2020	2019	2018
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,565	$1,840	$2,055
Non-cash investing and financing activities:
Additions to ROU assets obtained from:
New operating lease liabilities
Upon adoption	$—	$15,674	$—
New or acquired during the year	337	3,765	—

The future payments due under operating leases at December 31, 2020, 2019 and 2018 were as follows:

	At December 31,
(In thousands)	2020	2019	2018
Due in less than one year	$2,106	$2,070	$1,525
Due in one year but less than two years	2,088	2,035	1,392
Due in two years but less than three years	1,993	2,022	1,245
Due in three years but less than four years	1,838	1,984	1,008
Due in four years but less than five years	1,669	1,847	798
Thereafter	13,437	15,118	2,284

Total future payments	$23,131	$25,076	$8,252
Less: Implied interest	(5,744)	(6,459)	—

Total lease liability	$17,387	$18,617	$8,252

As of December 31, 2020 and 2019, future payments due under operating leases were based on ASC Topic 842 and included, in general, at least one lease renewal option on all real estate leases except on three land leases where all renewal options were included. As of December 31, 2018, the minimum future payments were disclosed as required by ASC Topic 840 and do not include future rent related to renewal options.

As of December 31, 2020, the weighted-average remaining lease term for all operating leases is 14.6 years. The weighted average discount rate associated with the operating leases as of December 31, 2020 was 3.34%.

24.	Parent-only Financial Information

The condensed financial statements of 1ST Constitution Bancorp (parent company only) are presented below:

1ST CONSTITUTION BANCORP

Condensed Statements of Financial Condition

(Dollars in Thousands)

	December 31,
	2020	2019
Assets:
Cash	$404	$594
Investment securities	557	557
Investment in subsidiary	205,432	188,257

Total Assets	$206,393	$189,408

Liabilities And Shareholders’ Equity
Other liabilities	$179	$273
Subordinated debentures	18,557	18,557
Shareholders’ equity	187,657	170,578

Total Liabilities and Shareholders’ Equity	$206,393	$189,408

1ST CONSTITUTION BANCORP

Condensed Statements of Income and Comprehensive Income

(Dollars in Thousands)

	Year ended December 31,
	2020	2019	2018
Income:
Dividend income from subsidiary	$4,127	$3,369	$2,830

Total Income	4,127	3,369	2,830

Expense:
Interest expense	434	748	694

Total Expense	434	748	694

Income before income taxes and equity in undistributed income of subsidiaries	3,693	2,621	2,136
Income tax benefit	(91)	(155)	(146)

Income before equity in undistributed income of subsidiaries	3,784	2,776	2,282
Equity in undistributed income of subsidiaries	14,302	10,858	9,766

Net Income	18,086	13,634	12,048
Equity in other comprehensive income (loss) of subsidiaries	1,741	2,024	(1,097)

Comprehensive Income	$19,827	$15,658	$10,951

1ST CONSTITUTION BANCORP

Condensed Statements of Cash Flows

(Dollars in Thousands)

	Year Ended December 31,
	2020	2019	2018
Operating Activities:
Net Income	$18,086	$13,634	$12,048
Adjustments:
Decrease in other assets	—	—	2,520
(Decrease) increase in other liabilities	(94)	(163)	407
Equity in undistributed income of subsidiaries	(14,302)	(10,858)	(9,766)

Net cash provided by operating activities	3,690	2,613	5,209

Cash Flows From Investing Activities:
Cash paid for NJCB merger	—	—	(3,069)

Net cash used in investing activities	—	—	(3,069)

Cash Flows From Financing Activities:
Cash dividend paid	(3,676)	(2,593)	(2,120)
Exercise of stock options	39	149	88
Purchase of treasury stock, net	(243)	—	—

Net cash used in financing activities	(3,880)	(2,444)	(2,032)

Net (decrease) increase in cash	(190)	169	108
Cash at beginning of year	594	425	317

Cash at end of year	$404	$594	$425

25.	Quarterly Financial Data (Unaudited)

The following table sets forth a condensed summary of the Company’s quarterly results of operations for the years ended December 31, 2020, 2019 and 2018.

Selected 2020 Quarterly Data
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31
Interest income	$18,324	$17,708	$16,726	$16,388
Interest expense	1,957	2,356	2,878	3,452

Net interest income	16,367	15,352	13,848	12,936
Provision for loan losses	1,358	2,320	2,125	895

Net interest income after provision for loan losses	15,009	13,032	11,723	12,041
Non-interest income	4,351	4,736	3,100	2,456
Non-interest expense	11,163	10,962	9,837	9,793

Income before income taxes	8,197	6,806	4,986	4,704
Income taxes	2,132	1,896	1,296	1,283

Net income	$6,065	$4,910	$3,690	$3,421

Earnings per common share:(1)
Basic	$0.59	$0.48	$0.36	$0.34
Diluted	0.59	0.48	0.36	0.33

Selected 2019 Quarterly Data
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31
Interest income	$16,748	$14,874	$14,553	$13,915
Interest expense	3,589	3,357	3,120	2,688

Net interest income	13,159	11,517	11,433	11,227
Provision for loan losses	300	350	400	300

Net interest income after provision for loan losses	12,859	11,167	11,033	10,927
Non-interest income	1,995	2,206	2,170	1,866
Non-interest expense	10,453	8,436	8,566	8,094

Income before income taxes	4,401	4,937	4,637	4,699
Income taxes	1,157	1,314	1,267	1,302

Net income	$3,244	$3,623	$3,370	$3,397

Earnings per common share:(1)
Basic	$0.34	$0.42	$0.39	$0.39
Diluted	0.34	0.42	0.39	0.39

Selected 2018 Quarterly Data
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31
Interest income	$13,754	$13,783	$12,881	$11,055
Interest expense	2,415	2,387	1,863	1,376

Net interest income	11,339	11,396	11,018	9,679
Provision for loan losses	225	225	225	225

Net interest income after provision for loan losses	11,114	11,171	10,793	9,454
Non-interest income	1,836	2,154	2,043	1,885
Non-interest expense	8,295	7,894	10,251	7,645

Income before income taxes	4,655	5,431	2,585	3,694
Income taxes	1,342	1,420	714	841

Net income	$3,313	$4,011	$1,871	$2,853

Earnings per common share:(1)
Basic	$0.39	$0.48	$0.22	$0.35
Diluted	0.38	0.46	0.22	0.34

(1)

The sum of quarterly income per basic and diluted common share may not equal net income per basic and diluted common share, respectively, for the years ended December 31, 2020, 2019 and 2018 due to differences in the computation of weighted average diluted common shares on a quarterly and annual basis.